Exhibit 99.1
PRESS RELEASE
Full Year 2022 Results
Full year 2022 outlook achieved on all metrics despite inflationary headwinds, following a strong year-end.
Resilient operational performance with continued solid growth in our FMC customer base to 823,500 subscribers and stable fixed customer relationship ARPU in 2022 versus 2021.

Targeting healthy rebased revenue(a) growth between 1-2% for 2023, together with broadly stable rebased Adjusted EBITDAaL(b), CAPEX(c)/revenue ratio of around 26% and Adjusted Free Cash Flow(b, d) of around €250.0 million.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market. Inside information.

Mechelen, February 16, 2023 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the year ended December 31, 2022.

HIGHLIGHTS

•Resilient operational performance with 73,800 net FMC subscriber additions for FY 2022 (Q4 2022: 19,000), including robust organic growth of our mobile postpaid customer base with 45,300 net adds (Q4 2022: 10,500). Our broadband customer base further expanded with 5,000 net subscribers (Q4 2022: 1,700), while we continue to see a contraction of both our video and fixed-line telephony RGU base driven by the current macro-economic environment and shifting consumer preferences.
•Revenue of €2,665.0 million for the year ended December 31, 2022, up nearly 3% and over 1% year-on-year on a reported and rebased(1) basis, respectively, with a clear acceleration in H2 following the mid-June 2022 price adjustment (Q4 2022: €712.9 million, +7% and nearly +2% year-on-year on a reported and rebased basis, respectively) and in line with our FY 22 outlook.
▪Net profit of €997.0 million for the year ended December 31, 2022 (Q4 2022: €0.9 million). The robust 153% year-on-year increase was attributable to a gain on disposal of assets related to the TowerCo transaction as well as a significantly improved financial result due to a non-cash gain on our interest derivatives.
▪Adjusted EBITDA(2) of €1,373.8 million for the year ended December 31, 2022, which was broadly stable on a reported basis and up nearly 1% year-on-year on a rebased basis despite the impact of inflation on our staff-related expenses and higher energy costs and including €2.6 million costs to capture for the NetCo launch. Improved trend in Q4 2022 with Adjusted EBITDA up nearly 5% versus Q4 2021 on both a reported and rebased basis to €355.9 million.
▪Adjusted EBITDAaL(2) for the year ended December 31, 2022 reached €1,246.1 million, which was broadly stable year-on-year on a reported basis and up 1% versus last year on a rebased basis.
▪Accrued capital expenditures(3) for the year ended December 31, 2022 reached €1,419.3 million and included the recognition of the recently acquired mobile spectrum licenses and the tower lease. Excluding the recognition of certain football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions impacts, as per our FY 2022 guidance, our accrued capital expenditures were €656.3 million, equivalent to approximately 25% of revenue, in line with our guidance.
▪Adjusted EBITDA less property & equipment additions(4) (previously referred to as Operating Free Cash Flow) of €717.5 million for the year ended December 31, 2022, marking a 13% year-on-year decrease driven by higher accrued capital expenditures as a result of increased capital intensity as explained above.

(a) On a reported basis, our expected revenue growth for the full year 2023 would be between 7% and 8%.
(b) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDAaL and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(c) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.
(d) Excluding payments on mobile spectrum licenses acquired as part of the 2022 multiband spectrum auction, and assuming the tax payment on our 2022 tax return will not occur until early 2024.

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▪Net cash from operating activities, net cash from investing activities and net cash used in financing activities of €1,092.6 million, €180.0 million and €347.7 million, respectively, for the year ended December 31, 2022. Adjusted Free Cash Flow(5) of €409.0 million, which was broadly stable compared to last year, in line with our outlook.
▪Robust debt and liquidity profile characterized by (i) no debt maturities until March 2028, (ii) weighted average maturity of 5.5 years, (iii) fully hedged debt profile with weighted average cost of debt (including hedges) of around 3.2%, (iv) full access to €555.0 million of untapped liquidity under our revolving credit facilities and (v) €1,064.4 million of cash and cash equivalents at December 31, 2022.
▪In line with our updated shareholder remuneration framework, the board of directors will propose to the April 2023 Annual General Shareholders' Meeting a gross dividend per share of €1.0, equivalent to €108.6 million in aggregate. Our dividend floor remains well covered by both our Adjusted Free Cash Flow and net total leverage of 3.4x on an Adjusted EBITDAaL basis.

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For the year ended December 31,	2022	2021	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	2,665.0	2,595.8	3%
Operating profit	575.5	599.2	(4)%
Net profit	997.0	393.6	153%
Net profit margin	37.4%	15.2%

Basic earnings per share	9.19	3.60	155%
Diluted earnings per share	9.19	3.60	155%

Adjusted EBITDA (2)	1,373.8	1,367.5	—%
Adjusted EBITDA margin %	51.5%	52.7%

Adjusted EBITDAaL (2)	1,246.1	1,250.4	—%
Adjusted EBITDAaL margin %	46.8%	48.2%

Accrued capital expenditures (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions) (3)	656.3	542.8	21%
Accrued capital expenditures as % of revenue (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions)	24.6%	20.9%

Adjusted EBITDA less property & equipment additions (4)	717.5	824.7	(13)%

Net cash from operating activities	1,092.6	1,029.6	6%
Net cash from (used in) investing activities	180.0	(497.6)	N.M.
Net cash used in financing activities	(347.7)	(474.5)	(27)%
Adjusted Free Cash Flow (5)	409.0	404.9	1%

OPERATIONAL HIGHLIGHTS (Total Services)

Video (6)	1,694,700	1,762,000	(4)%
Broadband internet (7)	1,730,700	1,725,700	—%
Fixed-line telephony (8)	1,012,400	1,100,200	(8)%
Mobile telephony (9)	2,940,300	2,950,200	—%
FMC customers	823,500	749,700	10%
Services per customer relationship (10)	2.21	2.26	(2)%
ARPU per customer relationship (€ / month) (10) (11)	59.4	59.1	1%

N.M.: Not meaningful

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

"I'm very pleased with our achievements of the past year as we once again managed to deliver on all our financial objectives despite inflationary headwinds mainly on our energy and staff-related expenses. Our operations proved resilient despite an intensely competitive environment. Our relentless focus on our fixed-mobile convergence strategy maintained its momentum, adding nearly 74,000 net FMC customers in 2022 (of which 19,000 were added in Q4) and reaching a customer base of over 823,000. As a consequence, our mobile postpaid subscriber base increased with just over 45,000 net organic subscriber additions in 2022 to almost 2.7 million. We also further expanded our broadband customer base on the back of our successful FMC offers and leading network position offering data download speeds of 1 Gbps across our entire footprint. In both the video and fixed-line telephony segments, we continued to see a contraction of our RGU base driven by changing customer behavior and product optimization as a result of the macro-economic backdrop.
In 2022, we have laid the foundations for sustainable profitable growth as detailed during our September 2022 Capital Markets Day. Aligned with our 'Partners In Life. For Life.' vision, we successfully closed the sale of our mobile telecommunications tower business to DigitalBridge in June last year for total consideration of €745.0 million, equivalent to a multiple of 25.1x EV/EBITDAaL 2021. In July 2022, we announced a strategic cooperation with Fluvius1, combining both of our HFC networks in Flanders and parts of Brussels into a new fully funded infrastructure company NetCo and with a clear roadmap to bring 10 Gbps speeds to our customers through a mixture of both DOCSIS and FTTH technologies. In October 2022, we increased our share ownership in the media group Caviar from 49% to 70%. This will allow us to leverage our broadcasting assets by anchoring local unique content and expanding proprietary productions internationally. And most recently, we increased our shareholding in the Luxembourg-based cable operator Eltrona from 50% (minus one share) to a full 100%. With that, we are on track to transform Telenet from the leading broadband, media and entertainment company in our footprint into a leading customer-centric provider of connectivity, entertainment and digital services, and drive sustainable growth.
And just a few weeks ago, we announced the signing of two commercial wholesale agreements with Orange Belgium, providing access to each other’s HFC and FTTH networks for a 15-year period and subject to the completion of the VOO acquisition by Orange Belgium. We now have a clear path to wholesale access in the south of Belgium, complementing our existing fixed footprint in Flanders, parts of Brussels and the boot of Hainaut in Wallonia in addition to our nationwide mobile network coverage. This will enable us to grow into a nationwide FMC player and provide more choice for customers. Our commercial and go-to-market strategy is far advanced and we have ambitious plans for the South, targeting an off-footprint fixed market share of around 10% over the medium term, which will enhance Telenet’s growth profile. We expect to launch in early 2024 following certain investments in IT and product development over the course of 2023 as captured in our outlook. I’m equally excited about the extended partnership with Orange Belgium in our footprint, which covers both our current HFC and future FTTH network. We welcome Orange Belgium as a wholesale customer on our future FTTH network, further increasing our network penetration and improving the return on investment and long-term profitability of our recently announced fiber investments. Upon closing of the NetCo joint venture with Fluvius, this Agreement will transfer to NetCo, hence strengthening NetCo’s fundamentals and attractiveness to potential strategic and/or financial partners.
Finally, I'm also proud of the external recognition we received for our efforts on the ESG front. Sustainability has been longtime rooted in our DNA and we have been a front runner in helping to close the digital divide in our market amongst others. For the 12th consecutive year, we maintained our seat in both the Dow Jones Sustainability Europe and World indices and reconfirmed our platinum rating in the annual EcoVadis assessment. And just recently, we also got admitted to the Bloomberg Gender Equality index as well as the newly created BEL ESG index from Euronext in Belgium.
With the NetCo transaction with Fluvius pending regulatory approval from the European Commission, which we expect by summer 2023, and given certain inflationary headwinds on our cost base, 2023 promises to be yet again an eventful year for us. I'm convinced we're well set up for success and I'm confident in our ability to deal with the inflationary headwinds as you can see from our 2023 outlook. In line with our shareholder remuneration framework, the board of directors will propose to the April 2023 AGM to approve the payment of a €1.0 per share gross dividend, equaling €108.6 million in total. If approved by shareholders, the dividend will be paid in early May."

1 Pending regulatory approval by the European Commission, expected by the summer of 2023

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Commenting on the results, Erik Van den Enden, Telenet’s Chief Financial Officer, stated:
"Thanks to a robust fourth quarter result with rebased revenue and Adjusted EBITDA up nearly 2% (€713 million) and 5% (€356 million), respectively, and Adjusted Free Cash Flow of €118 million (+14% year-on-year) we managed to deliver on our financial guidance for 2022. For the second consecutive year, we were able to maintain the upward trend in our top line. Our revenue for the full year amounted to €2,665 million and was up just over 1% on a rebased basis. Approximately 74% of our revenue came from monthly recurring subscriptions, while approximately 60% of our revenue benefited from the 4.7% rate adjustment as of mid-June 2022. Growth in our broadband and mobile telephony revenue of 3% and 6%, respectively, more than offset declines of 6% and 2%, respectively, in our fixed line telephony and video revenue.
In 2022, we achieved Adjusted EBITDA of €1,374 million. Our Adjusted EBITDA was up nearly 1% on a rebased basis, in line with our outlook, including €2.6 million of costs to capture to prepare for the NetCo launch. As such, we managed to fully absorb the impact of higher inflation on both our staff-related expenses and costs related to outsourced labor and professional services and a 70% increase in our energy spend following higher energy prices from the war in Ukraine.
On June 1, we closed the sale of our mobile tower business to DigitalBridge and entered into a 15-year MLA as detailed under Financial highlights and have started to make lease-related tower payments to DigitalBridge. Following this transaction, we have started to include Adjusted EBITDA after leases ("Adjusted EBITDAaL") as a key financial metric as of Q2 2022, which includes depreciation expenses and interest expenses on leases. Our Adjusted EBITDAaL reached €1,246 million in 2022, up 1% compared to 2021 on a rebased basis. As of 2023, we will transition to Adjusted EBITDAaL as core guidance metric as opposed to Adjusted EBITDA previously.
Adjusted EBITDA less property & equipment additions, which we previously referred to as Operating Free Cash Flow, was €718 million in 2022 (Q4 2022: €148 million). The 13% year-on-year decrease was mainly driven by higher accrued capital expenditures, representing around 25% of revenue, as a result of increased capital intensity. For the full year 2022, we generated €409 million of Adjusted Free Cash Flow compared to €405 million the year before. This achievement was in line with our full year 2022 guidance of stable Adjusted Free Cash Flow.
I'm convinced Telenet is strongly positioned to weather the current market turmoil. On the debt side, we face no debt maturities prior to March 2028 with (i) a weighted average maturity of 5.5 years, (ii) a weighted average cost of debt (including hedges) of just below 3.2% and (iii) a fully hedged debt profile. Including full access to our revolving credit facilities of €555 million, our total liquidity now exceeds €1.6 billion given the robust cash balance of just over €1 billion at the end of December 2022. And our net total leverage(15), as calculated on an Adjusted EBITDAaL basis, reached 3.4x at the Q4 2022 quarter-end.
Following the recent closing of the Caviar and Eltrona acquisitions and the June 2022 sale of our mobile tower business, we've rebased our headline FY 2022 results as detailed under 3.1. Our ambitions for 2023 have been set against that basis. Heading into 2023, we will tightly monitor our cost base in light of the 11% mandatory wage indexation in Belgium effective January 2023 and the impact of higher energy costs on our overall expenses. We intend to absorb these inflationary pressures through continued digital savings, tight control and targeted rate increases to offset the aforementioned impacts. With that, we expect healthy top line growth between 1 and 2% for 2023 on a rebased basis(a), while we target broadly stable rebased Adjusted EBITDAaL(b) over that same period which would be similar for Adjusted EBITDA. For 2023, and excluding the effects of the NetCo transaction, we expect our CAPEX(c) to revenue ratio to be around 26% as we continue to see (i) higher spending on, amongst others, our 5G roll-out, (ii) targeted standalone fiber deployments and trench sharing opportunities as in 2022 and (iii) certain investments in IT and product development to prepare for the early 2024 market launch in Wallonia following the commercial wholesale agreement with Orange Belgium. This translates into a lower Adjusted Free Cash Flow(b,d) as compared to 2022. For the full year 2023, we target an Adjusted Free Cash Flow of around €250.0 million. With that, our dividend floor of €1.0 per share (gross), or €108.6 million in aggregate, remains well covered."
(a) On a reported basis, our expected revenue growth for the full year 2023 would be between 7% and 8%.
(b) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDAaL and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(c) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.
(d) Excluding payments on mobile spectrum licenses acquired as part of the 2022 multiband spectrum auction, and assuming the tax payment on our 2022 tax return will not occur until early 2024.

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1    Operational highlights

IMPORTANT REPORTING CHANGES:

Discontinuation of basic video RGU reporting: Following the successful completion of our analog TV switch-off program across our entire footprint at the end of November 2021, we will no longer distinguish between basic and enhanced video subscribers and will only report the total number of video customers as of January 1, 2022.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At December 31, 2022, we served 2,008,800 unique customer relationships, which represented approximately 58% of the 3,436,700 homes passed by our leading hybrid fiber coaxial ("HFC") network across our Flemish and Brussels footprint. Our cable network consists of a dense fiber backbone with local loop coaxial cable connections and spectrum of up to 1.2 GHz. Through both EuroDocsis 3.0 and 3.1 technologies, we offer data download speeds of 1 gigabit per second ("Gbps") across our entire footprint.

In July 2022, we announced a binding agreement with Fluvius, taking a joint next step in the realization of the data network of the future (working name "NetCo"). In November 2022, it became clear that the NetCo transaction had to be notified to the European Commission. As a result, we expect the actual launch of NetCo to be delayed until the summer of 2023. NetCo's ambition is to provide speeds of 10 Gbps across its entire footprint in time, for which there is a clear roadmap through a mixture of both HFC (DOCSIS) and fiber technologies. NetCo plans to invest up to €2.0 billion to build the leading fixed network, targeting to cover 78% of our footprint with fiber by 2038 with approximately 70% of premises connected in 2029. We will actively seek opportunities for further network rationalization and CAPEX optimization. Our NetCo plan is fully funded and will be independent from external financing. NetCo is well positioned to attract additional strategic and/or financial investors given its market-leading market penetration of close to 60% and its attractive financial profile.

At December 31, 2022, we provided 4,437,800 fixed services ("RGUs") consisting of 1,694,700 video, 1,730,700 broadband internet and 1,012,400 fixed-line telephony subscriptions. At December 31, 2022, we also served 2,940,300 mobile subscribers. The number of fixed services per customer relationship again moderately decreased to 2.21 in Q4 2022 from 2.26 in Q4 2021, driven by a continued contraction in both our video and fixed-line telephony RGU base. However, we succeeded to further grow our FMC customer base, which represents the sum of our "WIGO", "KLIK" and "ONE" and "ONE UP" bundle propositions. Our FMC customer base reached 823,500 subscribers at December 31, 2022, up nearly 10% year-on-year. In Q4 2022, we added another 19,000 net new FMC subscribers (FY 2022: 73,800) driven by our successful end-of-year campaigns.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. For the year ended December 31, 2022, the monthly fixed ARPU per customer relationship reached €59.4, which was broadly stable compared to the prior year. While the ARPU per customer relationship was boosted by the favorable impact of the August 2021 and mid-June 2022 price adjustments, growth was almost fully offset by the continued decline in both video and fixed-line telephony RGUs and a higher reallocation of "ONE" FMC bundle revenue from fixed to mobile telephony.

In Q4 2022, we yielded a monthly fixed ARPU per customer relationship of €60.3, which was up nearly 2% relative to the same period of last year, driven by the aforementioned price adjustment which helped to more than offset the previously mentioned headwinds.

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1.2    Broadband internet

Our broadband internet subscriber base reached 1,730,700 subscribers at December 31, 2022 which was modestly up compared to December 31, 2021. We added 1,700 net new broadband subscribers in Q4 2022, resulting in 5,000 net subscriber additions for the full year. In both Q3 and Q4 2022, our broadband net additions were adversely impacted by the removal of 2,000 inactive TADAAM subscribers, which is our fixed-mobile substitution brand, combining full wireless connectivity and TV services. As such, the commercial traction from our successful end-of-year bundle campaigns was partially offset. Annualized churn for our broadband internet service in Q4 2022 increased 60 basis points compared to last year at 8.2% reflecting competitive intensity and impact of the June 2022 price adjustment, but at the same time still remains considerably low.

We maintain our market leadership and front runner position, supported by the availability of gigaspeed broadband services of 1 Gbps across our entire footprint. The weighted average data download speed across our broadband subscriber base once again further increased, reaching 246 Mbps at December 31, 2022, up 3% from 238 Mbps in Q4 last year. In addition, 39% of our total broadband customer base enjoy download speeds of at least 300 Mbps or higher at the end of Q4 2022.

1.3    Fixed-line telephony

At December 31, 2022, we served 1,012,400 fixed-line telephony subscribers, representing an 8% decrease compared to the end of last year. This decline is similar to the trend we see in the overall fixed-line telephony market as customers increasingly rely on their mobile subscription and/or use alternative over-the-top solutions. Relative to September 30, 2022, our fixed-line telephony subscriber base contracted by 21,500 RGUs in Q4 2022 (FY 2022: -87,800). Annualized churn for our fixed-line telephony service reached 10.3% in Q4 2022, a modest year-on-year decrease of 10 basis points.

1.4    Mobile telephony

Our mobile telephony subscriber base, which excludes subscribers under our commercial wholesale partnerships, totaled 2,940,300 subscribers at the end of Q4 2022, including 2,669,300 postpaid subscribers. The vast majority of our mobile subscribers (approximately 91%) are subscribed to one of our attractive mobile or fixed mobile converged ("FMC") propositions. The remaining 271,000 mobile subscribers are prepaid subscribers under the BASE brand.

We added 10,500 net new mobile postpaid subscribers in Q4 2022 (FY 2022: 45,300 on an organic basis), marking a slowdown compared to the previous quarter which was characterized by successful BASE back-to-school promotions, but in line with our average quarterly run rate in 2022. Our prepaid subscriber base continued to decrease as consumers increasingly opt for postpaid mobile tariff plans and contracted by 11,200 SIMs in Q4 2022 (FY 2022: -49,400).

1.5    Video

Our video customer base reached 1,694,700 RGUs at December 31, 2022. Subscribers to our enhanced video service enjoy unrestricted access to a wide range of digital, HD and pay television sports, series and movies channels, a vast complementary and paid library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") video platform. During Q4 2022, we lost 18,500 video subscribers (FY 2022: -67,300) caused by (i) a lower proportion of remaining analog TV subscribers due to demographics, (ii) product optimization within the multiple play customer base related to the current macro-economic environment and (iii) the aforementioned removal of inactive TADAAM customers which also impacts the video subscriber base. Annualized video churn reached 9.8% in Q4 2022, an increase of 90 basis points compared to the previous quarter.

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Mid-September 2020, we launched "Streamz", a unique streaming service of DPG Media and Telenet, in which we hold a 50% share. Consequently, neither the operational nor the financial results of the joint venture itself are consolidated into our accounts. However, as we offer both "Streamz" and "Streamz+" directly to customers through our digital TV platform, we will continue to include the number of premium entertainment customers to whom we directly serve. The revenue generated by these direct premium entertainment subscribers is unaffected and remains within our video subscription revenue, while the content-related costs are accounted for as direct costs (programming-related expenses) and hence impact our Adjusted EBITDA. We believe our joint OTT platform is uniquely positioned, combining the best locally produced series of all local broadcasters, supplemented with must-see international content from HBO, in addition to an extensive kids zone, films and documentaries.

We also continue to have a leading market position in the sports segment. "Play Sports" continues to broadcast both domestic and international football competitions, such as the English Premier League exclusively, and via the Eleven Sports channels: the Belgian Jupiler Pro League, La Liga, Serie A and Bundesliga 1. Other sports, such as cyclo-cross, basketball, hockey, tennis, golf and motor sports, are also included in our broad sports offering. In addition, our "Play Sports Open" channel offers a selection of sports events, as well as proprietary and acquired programs and documentaries, to our video subscribers in the basic tier.

Furthermore, as we are evolving to offer all relevant premium entertainment to our customers, we integrated other main subscription VOD services (including, amongst others, Netflix and Amazon Prime) to our customers through their set-top box environment and we intend to continue to expand with other relevant VOD services in the future. Consequently, we are well positioned as a leading player in the premium entertainment segment within our footprint. Our total premium entertainment subscriber base, including "Streamz", "Streamz+", "Play More" and "Play Sports" equaled approximately 35% of our total enhanced TV customer base1 at the end of Q4 2022. This represented a modest decline of 1 percentage point compared to the prior year as a result of product optimization given the current economic backdrop.

1 Including 356,800 direct subscriptions to our premium entertainment packages "Streamz", "Streamz+" and "Play More" and 217,900 "Play Sports" customers at December 31, 2022.

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2    Financial highlights

IMPORTANT REPORTING CHANGES:

Rebased information for the year ended December 31, 2021: On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc. (“DigitalBridge”). In addition, on October 1, 2022, we closed the acquisition of an additional 21% stake in the media group Caviar; this acquisition brings our total shareholding to 70% and we have consolidated Caviar's financial results since October 1, 2022. For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to exclude/include the revenue and Adjusted EBITDA of TowerCo and Caviar, respectively, to the extent revenue and Adjusted EBITDA related to these transactions are no longer included/included in our current results. We refer to 6.3 Definitions for more information.

Inclusion of Adjusted EBITDA after leases ("Adjusted EBITDAaL"): Following the aforementioned sale of our mobile tower infrastructure business on June 1, 2022, we will now include Adjusted EBITDA after leases as a core financial metric in addition to Adjusted EBITDA. Adjusted EBITDAaL is defined as Adjusted EBITDA as further adjusted to include lease-related depreciation and interest expense as mentioned under 6.3 Definitions. As a result of the tower disposal, Telenet has entered into a 15-year Master Lease Agreement ("MLA") with DigitalBridge with two renewal periods of 10 years each. As a result, Telenet will make substantial payments to DigitalBridge for the use of Telenet's former mobile tower infrastructure. As a result, we believe Adjusted EBITDAaL is a helpful financial metric to (i) demonstrate the Company’s underlying performance after including all lease-related expenses necessary to run our business and (ii) provide comparability between Telenet’s performance and the performance of other companies in the same or similar industries, although Telenet’s measure may not be directly comparable to similar measures used by other public companies.

Operating Free Cash Flow renamed Adjusted EBITDA less property & equipment additions: Effective with the release of our Q3 2021 earnings, we have stopped using the term Operating Free Cash Flow and now use the term "Adjusted EBITDA less property & equipment additions". As we define the term, Adjusted EBITDA less property & equipment additions has the same meaning as Operating Free Cash Flow had previously, and therefore does not impact any previously reported amounts.

Revised definition of Adjusted Free Cash Flow: Effective Q4 2021, we have changed the way we calculate Adjusted Free Cash Flow by deducting (i) cash payments for direct acquisition and divestiture costs and (ii) principal payments on pre-acquisition additions to network leases from our Adjusted Free Cash Flow. Prior to implementing this change, our Adjusted Free Cash Flow excluded both payments, in line with our historical guidance. We have represented our Adjusted Free Cash Flow on that basis for all comparative 2021 periods as further detailed under 5.2 EU IFRS condensed consolidated statement of cash flows. We refer to 6.3 Definitions for more information regarding our Adjusted Free Cash Flow disclosure.

2.1    Revenue

We generated revenue of €2,665.0 million for the year ended December 31, 2022, which was up nearly 3% versus €2,595.8 million of revenue generated in 2021. As mentioned above under Financial highlights, we sold our mobile tower infrastructure business to DigitalBridge on June 1, 2022. This transaction had no meaningful impact on our revenue profile except for the loss of external rental revenue earned from other mobile operators. As of October 2022, our consolidated financial accounts also include the contribution from the media group Caviar in which we hold a 70% shareholding and which is recorded under other revenue. For the year ended December 31, 2022 and the three months ended December 31, 2022, Caviar contributed €34.4 million to our revenue.

Excluding the impact of both transactions, our rebased revenue increased modestly over 1%, achieving the FY 2022 guidance of around 1% which we set in February last year. For the year ended December 31, 2022, our total subscription revenue, which represents the sum of our cable and mobile subscription revenue, was

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up 1% compared to 2021 on both a reported and rebased basis. Approximately 74% of our revenue for the year ended December 31, 2022 was generated from monthly recurring subscriptions, while approximately 60% of our revenue benefited from the 4.7% rate adjustment as of mid-June 2022. Growth in our broadband and mobile telephony revenue of 3% and 6%, respectively, more than offset declines of 6% and 2%, respectively, in our fixed line telephony and video revenue.

The improvement in our revenue growth trend, which started in the third quarter driven by the rate adjustment effective mid-June 2022, continued in Q4 2022. In Q4 2022, our operations yielded €712.9 million of revenue compared to €666.9 million for the same period of last year. This represented a 7% year-on-year increase as a result of the aforementioned Caviar acquisition. Excluding this impact, our rebased revenue growth was nearly 2%, reflecting the same top line drivers as mentioned above.

VIDEO
Our video revenue represents the sum of (i) the monthly fee paid by our video subscribers for the channels they receive in the basic tier, (ii) recurring set-top box rental fees, (iii) fees for supplemental premium content offerings, including our subscription VOD packages “Streamz”, "Streamz+" “Play More” and “Play Sports” and (iv) transactional and broadcasting-on-demand services. Our video revenue for the year ended December 31, 2022 amounted to €535.4 million, representing a 2% year-on-year decrease on both a reported and rebased basis, reflecting (a) a lower average number of video RGUs and (b) the continued shift in revenue allocation from the new "ONE" FMC bundles from fixed into mobile. These factors combined more than outweighed the benefit from the August 2021 and mid-June 2022 price adjustments.

Our Q4 2022 video revenue decreased 1% to €134.2 million compared to Q4 last year on both a reported and rebased basis, due to decline in our video RGU base as mentioned in section 1.5 Video, which was only partly offset by the mid-June 2022 price adjustment.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €702.8 million for the year ended December 31, 2022, up 3% compared to last year on both a reported and rebased basis. This robust year-on-year performance reflected (i) the benefit from the August 2021 and mid-June 2022 price adjustments and (ii) the continued traction for our broadband propositions, which was partly offset by the aforementioned change in revenue allocation from our FMC bundles.

Our Q4 2022 broadband internet revenue increased 5% compared to the same period last year to €180.0 million on both a reported and rebased basis, mainly driven by the mid-June 2022 price adjustment and successful end-of-year promotional campaigns.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnect revenue generated by these customers, which is reported under other revenue. For the year ended December 31, 2022, our fixed-line telephony revenue fell 6% year-on-year to €201.6 million on both a reported and rebased basis. This mainly reflected lower average RGUs over the period as detailed under 1.3 Fixed-line telephony and the aforementioned change in revenue allocation from the new "ONE" FMC bundles, which more than offset the favorable impact of the August 2021 and mid-June 2022 price adjustments.

Our Q4 2022 fixed-line telephony revenue declined 8% year-on-year to €49.0 million on both a reported and rebased basis, caused by the same factors as described above and more than offsetting the benefit from the mid-June 2022 price adjustment.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnect revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs, which are all recorded in other revenue. As of Q2 2021, our mobile telephony revenue also includes the subscription and usage-related revenue generated by our SME and LE business customers. For the year ended December 31, 2022, we generated mobile telephony revenue of €519.6

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million, representing a 6% year-on-year increase on both a reported and rebased basis. The increase was mainly attributable to the impact of the August 2021 and mid-June 2022 price adjustments and continued growth of our mobile postpaid subscriber base. Furthermore, our mobile telephony revenue benefited from the aforementioned revenue allocation shift from our latest FMC line-up.

Our Q4 2022 mobile telephony revenue increased 4% compared to the prior year period to €131.9 million on both a reported and rebased basis, driven by the same drivers as mentioned above.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business and (iii) value-added services such as network hosting and managed data security. Revenue generated by our business customers on all coax-related products, such as our flagship "KLIK" bundle, is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. As of Q2 2021, our business services revenue no longer includes the subscription, usage-related and interconnect revenue generated by our SME and LE business customers, now reflected under mobile telephony and other revenue, respectively. We provide rebased year-on-year changes in order to allow both investors and analysts to assess our financial performance on a like-for-like basis and represented our year-to-date 2021 revenue accordingly. Telenet Business generated revenue of €179.7 million for the year ended December 31, 2022, representing a 1% year-on-year decline both on a reported and rebased basis, driven by lower fixed-line and ICT integration services revenue.

Our Q4 2022 business service revenue increased 3% both on a reported and rebased basis, respectively, to €46.6 million, driven by higher ICT-related revenue.

OTHER
Other revenue primarily includes (i) interconnect revenue from both our fixed-line and mobile telephony customers, including our SME and LE business customers, (ii) advertising and production revenue from our media subsidiaries, (iii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iv) wholesale revenue generated through both our commercial and regulated wholesale businesses, (v) product activation and installation fees and (vi) set-top box sales revenue. As of October 2022, our other revenue also includes the contribution from the acquired media business Caviar in which we now own a 70% shareholding.

Our other revenue for the year ended December 31, 2022 reached €525.9 million, up 10% compared to last year and reflecting the aforementioned consolidation of Caviar in our other revenue. On a rebased basis, our other revenue for the year ended December 31, 2022 grew almost 3% driven by (i) higher wholesale revenue from both our regulated and commercial wholesale businesses, (ii) improved handset sales, (iii) higher advertising and production revenue and (iv) higher roaming revenues. These factors more than compensated for a continued decline in our interconnect revenue, reflecting the impact of the COVID-19 pandemic on customer behavior and related increased usage of OTT applications.

Our Q4 2022 other revenue reached €171.2 million, up 28% year-on-year, reflecting the aforementioned Caviar acquisition. Excluding this inorganic impact, our rebased other revenue increased 1% in Q4 2022 compared to the same period last year driven by (i) higher wholesale revenue from both our regulated and commercial wholesale businesses and (ii) improved handset sales, more than compensating for declines in both interconnect revenues and advertising and production revenues.

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2.2    Expenses

For the year ended December 31, 2022, we incurred total expenses of €2,089.5 million, representing a 5% increase compared to last year, including (i) the inorganic impact from the Caviar acquisition as of October 2022 and (ii) €2.6 million costs to capture to prepare the go-live of NetCo once regulatory approval has been obtained. Total expenses represented approximately 78% of revenue in FY 2022 (FY 2021: approximately 77%). Cost of services provided as a percentage of revenue represented approximately 51% for FY 2022 (FY 2021: approximately 49%), while selling, general and administrative expenses represented approximately 28% of our total revenue in FY 2022 (FY 2021: approximately 28%).

Our operating expenses, which include our (i) network operating expenses, (ii) direct costs, (iii) staff-related expenses, (iv) sales and marketing expenses, (v) outsourced labor and professional services and (vi) other indirect expenses, increased 5% for the year ended December 31, 2022 compared to 2021, including the aforementioned acquisition effect. Excluding this inorganic impact, our rebased operating expenses were up 2% year-on-year, reflecting the impact of both higher energy costs and overall inflation on certain of our cost lines.

In Q4 2022, our total expenses reached €605.0 million, a nearly 13% increase compared the prior year period as a result of the Caviar acquisition. This also drove a 9% year-on-year growth in our operating expenses to €357.0 million. On a rebased basis, our operating expenses modestly decreased by 1% driven by lower other indirect expenses and overall tight cost control.

NETWORK OPERATING EXPENSES
Network operating expenses for the year ended December 31, 2022 were €205.5 million, which was stable relative to 2021 on a reported basis and represented a 4% year-on-year increase on a rebased basis. Our total energy costs increased by €21.1 million in 2022 to €51.4 million as a result of globally higher energy prices following the war in Ukraine. Close to 90% of our expected energy consumption for 2023 is now covered by fixed price agreements as we benefited from the market turmoil in the fourth quarter to increase the hedged proportion from approximately 45% at the end of September as communicated during our Capital Markets Day.

Network operating expenses in Q4 2022 decreased 6% to €44.5 million compared to Q4 last year on a reported basis, yet were up 1% on a rebased basis on higher energy spend.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) programming and copyright costs, including costs related to the purchase of content for our "Streamz", "Streamz+" and "Play More" packages, as well as the costs related to the Belgian football broadcasting rights, (ii) interconnect costs and (iii) handset sales and subsidies. For the year ended December 31, 2022, our direct costs were €545.4 million, up 4% compared to FY 2021 and reflecting the aforementioned impact from the Caviar acquisition. Excluding this impact, our direct costs declined 2% year-on-year on a rebased basis as higher handset and CPE-related costs and roaming costs were more than offset by lower interconnect costs.

Direct costs in Q4 2022 reached €165.3 million, up 17% year-on-year as a result of the Caviar acquisition impact. On a rebased basis, our direct costs contracted by 3%, reflecting the same factors as mentioned above.

STAFF-RELATED EXPENSES
Staff-related expenses for the year ended December 31, 2022 were €293.4 million, which represented a year-on-year increase of 6% both on a reported and rebased basis. This reflected (i) the effect of the 3.6% mandatory wage indexation as of early 2022 and (ii) a higher average headcount. For 2023, we expect our staff-related expenses to be materially impacted by the 11% mandatory wage indexation as of January 2023, as embedded in our full year outlook.

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In Q4 2022, our staff-related expenses increased 5% to €76.6 million compared to 2021 due to the Caviar acquisition impact and were up less than 2% year-on-year on a rebased basis, driven by the same factors as mentioned above.

SALES AND MARKETING EXPENSES
For the year ended December 31, 2022, our sales and marketing expenses were €88.7 million, representing a modest 1% increase compared to last year as a result of timing variances in some of our campaigns and our tight cost focus. On a rebased basis, our sales and marketing expenses were broadly stable year-on-year.

In Q4 2022, sales and marketing expenses were €28.8 million, an increase of 2% on a reported basis compared to Q4 last year, yet stable on a rebased basis.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €41.4 million for the year ended December 31, 2022, reflecting a year-on-year increase of 30% and 29% on a reported and rebased basis, respectively. Higher outsourced labor and professional services expenditures reflected amongst others (i) costs to capture to prepare the NetCo go-live, (ii) digital transformation costs and (iii) impacts of inflation. In 2022, we spent €2.6 million for the launch of NetCo (Q4 2022: €1.3 million), which is pending regulatory approval by the European Commission.

In Q4 2022, outsourced labour and professional services costs were €12.2 million, up 49% and 45% on a reported and rebased basis, respectively, reflecting the same reasons as described above.

OTHER INDIRECT EXPENSES
Other indirect expenses, which includes, amongst others, (i) IT expenses, (ii) outsourced call center costs and (iii) facility-related expenses, reached €116.8 million for the year ended December 31, 2022, representing a year-on-year increase of 13%. On a rebased basis, our other indirect expenses remained broadly stable compared to the same period of last year, reflecting our continued tight cost control efforts.

In Q4 2022, other indirect expenses reached €29.6 million, representing a 5% increase and a 14% decrease on a reported and rebased basis, respectively, compared to the same period last year.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND GAIN ON DISPOSAL OF ASSETS
Depreciation and amortization, including impairment of long-lived assets, gain on disposal of assets and restructuring charges, reached €772.9 million for the year ended December 31, 2022 (Q4 2022: €241.0 million) and included a €33.7 million impairment on some of our media assets.

2.3    Net result

FINANCE INCOME AND EXPENSES
Net finance income for the year ended December 31, 2022 totaled €246.5 million compared to net finance expense of €79.4 million in 2021. Finance income for the year ended December 31, 2022 increased 124% year-on-year from €308.4 million to €690.7 million and included a €687.1 million non-cash gain on our derivatives compared to €306.7 million the year before. Finance expense for the year ended December 31, 2022 increased 15% to €444.2 million from €387.8 million in 2021, reflecting a €78.6 milllion higher interest expense on financial liabilities, partially offsetting decrease in non-cash net foreign exchange loss of €22.3 million. As detailed under 2.8 Debt profile, cash balance and net total leverage ratio, substantially all of our USD-denominated and floating rate debt has been hedged until the respective maturity dates, hence minimizing the impact of foreign exchange and interest rate fluctuations on our cash flows.

Net finance expense in Q4 2022 reached €29.0 million compared to €13.2 million in Q4 2021. Net finance expense in the quarter included finance income of €293.3 million, driven by a €290.1 million non-cash net foreign exchange gain, and finance expense of €322.3 million, which included a €236.7 million non-cash net loss on derivative financial instruments as well as an interest expense on financial liabilities of €85.6 million.

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IMPAIRMENT OF INVESTMENTS IN AND/OR LOANS TO EQUITY ACCOUNTED INVESTEES
In Q4 2022, we booked a €63.4 million impairment on the investments we hold in our 50/50 joint venture Streamz and the Luxembourg-based cable operator Eltrona due to the adverse impacts of economic and competitive factors on our forward-looking assumptions.

REMEASUREMENT TO FAIR VALUE OF PRE-EXISTING INTEREST IN AN ACQUIREE
Following the step acquisition of Caviar in Q4 2022, we remeasured our previously held 49% interest in Caviar at fair value. This fair value valuation resulted in the recognition of a €15.7 million gain.

GAIN ON DISPOSAL OF ASSETS RELATED TO A SUBSIDIARY OR JOINT VENTURE
On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business to DigitalBridge. This resulted in a gain on disposal of assets related to a subsidiary or joint venture of €371.7 million (Q4 2022: €0.1 million), favorably impacting our net income for the year ended December 31, 2022.

INCOME TAXES
We recorded income tax expense of €145.6 million for the year ended December 31, 2022 (Q4 2022: tax expense of €28.4 million) compared to €113.3 million for the year ended December 31, 2021 (Q4 2021: €16.8 million).

NET PROFIT
We realized a net profit of €997.0 million for the year ended December 31, 2022 compared to €393.6 million for the year ended December 31, 2021. The robust year-on-year increase was attributable to the aforementioned gain on disposal of assets related to the TowerCo transaction. Furthermore, the higher net profit reflected a significantly improved financial result as a result of a non-cash gain on our interest rate derivatives. For the year ended December 31, 2022, we therefore achieved a net profit margin of 37.4%, marking a strong increase relative to the 15.2% we earned in the prior year.

Our Q4 2022 net profit reached €0.9 million, marking a 99% decrease compared to Q4 2021, reflecting higher net finance expenses due to (i) the aforementioned non-cash loss on our derivatives, (ii) a €63.4 million impairment on investments in and loans to equity accounted investees and (iii) a €33.7 million impairment on some of our media assets. This resulted in a net profit margin of 0.1% in the quarter compared to 13.8% in Q4 2021.

2.4    Adjusted EBITDA and Adjusted EBITDAaL

For the year ended December 31, 2022, we achieved Adjusted EBITDA of €1,373.8 million, which was broadly stable versus the €1,367.5 million we delivered in 2021. Excluding the Caviar acquisition effect, which we have started to consolidate as of October 1, 2022, our rebased Adjusted EBITDA was modestly up by nearly 1%. The increase in our FY 2022 Adjusted EBITDA was predominantly driven by the favorable impact of our August 2021 and mid-June 2022 price adjustments which more than offset (i) the impact of higher inflation on both our staff-related expenses and costs related to outsourced labor and professional services, (ii) the impact of higher energy prices on our network operating costs and (iii) €2.6 million costs to capture to prepare the go-live of NetCo. Hence, we delivered on our full year 2022 guidance of around 1% excluding the costs to capture. For the year ended December 31, 2022, we achieved an Adjusted EBITDA margin of 51.5% compared to 52.7% for the year ended December 31, 2021.

In line with the third quarter, we posted another strong Adjusted EBITDA result in the fourth quarter as a result of certain price adjustments having come into effect as of mid-June, as well as a continued focus on our operating expenses and tight cost control. Against this backdrop, our Adjusted EBITDA growth accelerated in Q4 2022 and was up nearly 5% year-on-year both on a reported and rebased basis, reaching €355.9 million. Our Adjusted EBITDA margin stood at 49.9% in Q4 2022 compared to 51.0% a year ago and proved fairly resilient against current inflationary pressures.

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Exhibit 1: Reconciliation between profit for the period, Adjusted EBITDA and Adjusted EBITDAaL (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2022	2021	Change %	2022	2021	Change %

Profit for the period	0.9	91.9	(99)%	997.0	393.6	153%

Income tax expense	28.4	16.8	69%	145.6	113.3	29%
Share of the result of equity accounted investees	2.0	(0.5)	N.M.	3.4	0.7	386%
Impairment of investments in and/or loans to equity accounted investees	63.4	12.2	420%	63.4	12.2	420%
Remeasurement to fair value of pre-existing interest in an acquiree	(15.7)	—	— %	(15.7)	—	—%
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	(0.1)	—	— %	(371.7)	—	— %
Net finance expense (income)	29.0	13.2	120%	(246.5)	79.4	N.M.
Depreciation, amortization, impairment and gain on disposal of assets	239.3	192.8	24%	770.5	725.1	6%

EBITDA (2)	347.2	326.4	6%	1,346.0	1,324.3	2%

Share based compensation	3.6	11.0	(67)%	9.2	28.3	(67)%
Operating charges related to acquisitions or divestitures	3.3	5.2	(37)%	15.4	18.0	(14)%
Restructuring charges	1.7	0.1	N.M.	2.4	1.2	100%
Measurement period adjustments related to business acquisitions	0.1	(2.3)	N.M.	0.8	(4.3)	N.M.

Adjusted EBITDA (2)	355.9	340.4	5%	1,373.8	1,367.5	—%

Depreciation on assets under leases	(21.5)	(22.4)	(4)%	(85.1)	(89.9)	(5)%
Interest expense on leases	(13.4)	(6.8)	97%	(42.6)	(27.2)	57%

Adjusted EBITDAaL (2)	321.0	311.2	3%	1,246.1	1,250.4	—%

Adjusted EBITDA margin	49.9%	51.0%		51.5%	52.7%
Adjusted EBITDAaL margin	45.0%	46.7%		46.8%	48.2%
Net profit margin	0.1%	13.8%		37.4%	15.2%

N.M. - Not Meaningful

On June 1, 2022, we closed the sale of our mobile tower business to DigitalBridge and entered into a 15-year MLA as detailed under Financial highlights and have started to make lease-related tower payments to DigitalBridge. Following this transaction, we have started to include Adjusted EBITDA after leases ("Adjusted EBITDAaL") as a key financial metric, which includes depreciation expenses and interest expenses on leases. Our Adjusted EBITDAaL for the year ended December 31, 2022 reached €1,246.1 million, which was broadly stable compared to €1,250.4 million last year given the start of lease-related payments for passive mobile infrastructure following the sale of our mobile towers as of June 2022. On a rebased basis, growth in our Adjusted EBITDAaL was 1% compared to 2021. Our Adjusted EBITDAaL margin for the year ended December 31, 2022 was 46.8% compared to 48.2% in the prior year period.

In Q4 2022, our Adjusted EBITDAaL totaled €321.0 million, marking a solid 3% year-on-year increase and building on our strong Adjusted EBITDA performance in the quarter. On a rebased basis, Adjusted EBITDAaL in the quarter increased just over 5% year-on-year, driven by the same aforementioned factors. Our Adjusted EBITDAaL margin reached 45.0% in Q4 2022 compared to 46.7% a year ago.

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2.5    Capital expenditures

Accrued capital expenditures for the year ended December 31, 2022 reached €1,419.3 million, more than doubling versus the prior year and equivalent to approximately 53% of revenue over the period. Our accrued capital expenditures for the year ended December 31, 2022 included an amount of €434.8 million related to the one-time recognition of the recently acquired multiband mobile spectrum licenses as well as the temporary extension of both our 2G and 3G mobile licenses until the end of 2022. In addition, our accrued capital expenditures included €359.9 million of lease-related capital additions of which €329.1 million relates to Iease additions previously classified as operating leases, and are hence excluded from our full year outlook. The vast majority of lease additions in 2022 related to the sale of our mobile towers and the start of our 15-year MLA with DigitalBridge as discussed under Financial highlights. Finally, our accrued capital expenditures for the year ended December 31, 2022 included a negative amount of €0.9 million related to the recognition of football broadcasting rights. Excluding all of these impacts, as per our FY 2022 guidance, our accrued capital expenditures for the year ended December 31, 2022 were €656.3 million, equivalent to approximately 25% of revenue in line with our financial outlook, and representing a more moderate 21% year-on-year increase.

Capital expenditures related to customer premises equipment, which includes our spending on set-top boxes, modems and WiFi powerlines represented €120.6 million for the year ended December 31, 2022 (Q4 2022: €31.2 million), up 28% compared to last year, driven by targeted set-top box and modem swap programs in addition to the continued roll-out of our in-home connectivity devices. Capital expenditures related to customer premises equipment for the year ended December 31, 2022 represented approximately 18% of our total accrued capital expenditures (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions).

Accrued capital expenditures for network growth and upgrades amounted to €125.8 million for the year ended December 31, 2022 (Q4 2022: €50.9 million), marking a 82% increase compared to the prior year and predominantly reflected the start of our 5G roll-out and tactical fiber-related investments. For the year ended December 31, 2022, network-related capital expenditures represented approximately 19% of total accrued capital expenditures (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions).

Capital expenditures for products and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €166.3 million for the year ended December 31, 2022 (Q4 2022: €54.4 million). This represented a noticeable 4% year-on-year decrease, reflecting lower spending on our IT upgrade program. Capital expenditures for products and services represented approximately 25% of total accrued capital expenditures for the year ended December 31, 2022 (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions).

The remainder of our accrued capital expenditures includes (i) refurbishments and replacements of network equipment, (ii) sports and programming acquisition costs, including certain content acquired by De Vijver Media, (iii) certain recurring investments in our IT platform and systems, (iv) lease-related capital additions and (v) the aforementioned recognition of the mobile spectrum licenses. These reached €1,006.6 million for the year ended December 31, 2022 (Q4 2022: €79.4 million), representing a 236% increase compared to last year, caused by the aforementioned recognition of the recently acquired mobile spectrum licenses and the tower lease following the sale of our mobile tower business to DigitalBridge. Excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions, other accrued capital expenditures reached €243.6 million, up 18% compared to the prior year.

The above implies that approximately 62% of our accrued capital expenditures for the year ended December 31, 2022 (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions) were scalable and subscriber growth related. We continue to closely monitor our capital expenditures in order to drive incremental returns and shareholder value.

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In Q4 2022, we recorded accrued capital expenditures of €215.9 million compared to €218.4 million in Q4 last year, which represents a modest decline of 1%. Excluding the aforementioned lease-related capital additions, spectrum license additions and football broadcasting rights, our accrued capital expenditures in the quarter reached €208.0 million, up 31% compared to Q4 2021 and equivalent to approximately 29% of revenue.

Exhibit 2: Reconciliation between accrued capital expenditures and cash capital expenditures (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2022	2021	Change %	2022	2021	Change %

Accrued capital expenditures (3)	215.9	218.4	(1)%	1,419.3	635.6	123%

Assets acquired under capital-related vendor financing arrangements	(13.8)	(13.1)	5%	(72.6)	(53.3)	36%
Assets acquired under lease agreements	(14.6)	(16.6)	(12)%	(359.9)	(49.5)	627%
Changes in current and non-current liabilities related to capital expenditures	(34.0)	(59.2)	(43)%	(465.7)	(53.7)	767%

Cash capital expenditures	153.5	129.5	19%	521.1	479.1	9%

2.6    Adjusted EBITDA less property & equipment additions

We yielded an Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow) of €717.5 million for the year ended December 31, 2022 compared to €824.7 million in 2021. The 13% year-on-year decrease was mainly driven by higher accrued capital expenditures versus last year as explained above.

In Q4 2022, Adjusted EBITDA less property & equipment additions were €147.9 million compared to €181.4 million for the comparable period of last year, representing a 18% year-on-year decrease as a result of higher capital intensity.

Exhibit 3: Reconciliation to Adjusted EBITDA less property & equipment additions (unaudited)

(€ in millions)	For the three months ended				For the year ended
	December 31,				December 31,
	2022		2021	Change %	2022	2021	Change %

Adjusted EBITDA (2)	355.9		340.4	5%	1,373.8	1,367.5	—%

Accrued capital expenditures	(215.9)		(218.4)	(1)%	(1,419.3)	(635.6)	123%
Recognition of football broadcasting rights	1.0		55.0	N.M.	(0.9)	58.4	N.M.
Recognition of mobile spectrum licenses	—		—	—%	434.8	16.8	N.M.
Recognition of certain lease-related capital additions	6.9		4.4	57%	329.1	17.6	N.M.
Accrued capital expenditures excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions (3)	(208.0)	—	(159.0)	31%	(656.3)	(542.8)	21%

Adjusted EBITDA less property & equipment additions (4)	147.9		181.4	(18)%	717.5	824.7	(13)%

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2.7    Cash flow and liquidity
NET CASH FROM OPERATING ACTIVITIES
For the year ended December 31, 2022, our operations yielded €1,092.6 million of net cash compared to the €1,029.6 million we generated during the prior year. The 6% year-on-year increase in our net cash from operating activities was driven by (i) modest Adjusted EBITDA growth, (ii) a much improved working capital trend as well as (iii) €8.7 million lower cash taxes paid relative to last year.
The net cash from operating activities in Q4 2022 reached €307.9 million, up 8% from €286.3 million in Q4 2021 and predominantly reflecting accelerated Adjusted EBITDA growth in the quarter and an improved working capital trend in the quarter.
NET CASH USED IN INVESTING ACTIVITIES
We generated €180.0 million of net cash from investing activities for the year ended December 31, 2022 compared to €497.6 million of net cash used in investing activities in 2021. The net cash from investing activities in 2022 reflected the cash received from the sale of our mobile tower business to DigitalBridge, which we closed on June 1, 2022. We utilize a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During the year ended December 31, 2022, we acquired €72.6 million (Q4 2022: €13.8 million) of assets through capital-related vendor financing arrangements (FY 2021: €53.3 million, Q4 2021: €13.1 million), favorably impacting our net cash used in investing activities for the equivalent amount. Please refer to Section 2.5 - Capital expenditures for a reconciliation between accrued capital expenditures and cash capital expenditures.
In Q4 2022, we used €149.3 million of net cash from investing activities as compared to €124.5 million in the same period last year, reflecting higher cash capital expenditures from an increase in our overall investment levels.
NET CASH USED IN FINANCING ACTIVITIES
For the year ended December 31, 2022, the net cash used in financing activities was €347.7 million compared to €474.5 million in 2021, representing a decrease of 27% year-on-year. Our net financing cash flow for the year ended December 31, 2022 included the final dividend payment of €1.375 (gross) per share in May 2022 for an aggregate amount of €149.0 million, which complemented a similar intermediate dividend we paid in December 2021. As detailed under 3.2 Shareholder remuneration, the board of directors has reset the Company's dividend policy. In addition to a reduced dividend floor of €1.0 per share (gross), the dividend will be paid annually going forward with the next dividend payment being in early May 2023 following shareholder approval during the April 2023 AGM. In addition, the net cash used in financing activities in 2022 reflected (i) a net €86.7 million reduction in our outstanding loans and borrowings, including scheduled repayments under our vendor financing program and (ii) €22.7 million spent under our Share Repurchase Program 2021, which we started at the end of November 2021 and completed end-February 2022. Under this program, we repurchased 1.1 million treasury shares for an aggregate amount of €35.4 million, which have been cancelled in full in March 2022. The remainder of our net cash used in financing activities primarily consisted of lease repayments and other financial payments.
In Q4 2022, we used €39.8 million of net cash in financing activities compared to €216.6 million in Q4 last year and primarily reflecting lease-related payments.
ADJUSTED FREE CASH FLOW
For the year ended December 31, 2022, we generated €409.0 million of Adjusted Free Cash Flow compared to €404.9 million last year. This achievement was in line with our full year 2022 guidance of stable Adjusted Free Cash Flow. Our Adjusted Free Cash Flow showed a modest 1% year-on-year increase and mainly reflected €8.5 million higher direct acquisition costs offsetting €8.7 million lower cash taxes paid relative to the year ended December 31, 2021 while our vendor financing program remained stable compared to 2021.

Adjusted Free Cash Flow in Q4 2022 was €117.9 million, up 14% compared to Q4 last year and mainly as a result of robust growth in our net operating cash flow as well as a €13.0 million higher contribution from our vendor financing activities compared to Q4 last year due to seasonality in some of our payments.

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2.8    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
At December 31, 2022, we carried a total debt balance (including accrued interest) of €6,654.9 million, of which €1,473.7 million principal amount is related to the € and USD-denominated Senior Secured Fixed Rate Notes due March 2028 and €3,252.8 million principal amount is owed under our 2020 Amended Senior Credit Facility with maturities ranging from April 2028 through April 2029. Our total debt balance at December 31, 2022 also included a principal amount of €345.9 million related to our vendor financing program as further detailed below. The remainder primarily represents lease obligations associated with (i) the June 1, 2022 sale of our mobile tower business to DigitalBridge resulting into a 15-year MLA as further detailed above under Financial highlights, (ii) the long-term emphyotic lease with Fluvius for the use of its HFC network covering approximately one-third of Flanders prior to the anticipated closing of the NetCo transaction which we expect by summer this year and (iii) other leases. Finally, our total debt balance at December 31, 2022 also included outstanding liabilities of €399.7 million concerning the mobile spectrum licenses following last year's multiband spectrum auction as we have opted for annual deferred payments over the lifetime of each license as opposed to advance payments.
At December 31, 2022, we carried €345.9 million of short-term debt related to our vendor financing program, all of which is maturing within less than twelve months and which carries a margin of 195 basis points over EURIBOR (floored at 0%). In line with our FY 2022 outlook, the short-term debt under our vendor financing program remained broadly stable compared to December 31, 2021 (€346.0 million) and represented a €4.0 million decrease versus September 30, 2022, reflecting seasonality in some of our scheduled vendor financing payments and negatively impacting our Adjusted Free Cash Flow by the same amount in the fourth quarter. We anticipate a broadly stable evolution in 2023 compared to December 31, 2022, as embedded in our FY 2023 Adjusted Free Cash Flow outlook, yet with a certain seasonality in some of our payments from quarter to quarter.
Except for our vendor financing and mobile spectrum commitments, all of our floating interest rate and foreign exchange currency risks have been hedged until the maturity of such debt instruments through a series of derivatives, improving the visibility on our future Adjusted Free Cash Flow and minimizing exposure to financial market fluctuations. Excluding short-term liabilities related to our vendor financing program, we face no debt maturities prior to March 2028 with a weighted average maturity of approximately 5.5 years at December 31, 2022. Finally, we also had full access to €555.0 million of undrawn commitments under our revolving credit facilities at December 31, 2022, with certain availabilities up to September 2026.
DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of the principal amounts under our main debt instruments and payment schedule at December 31, 2022.

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Exhibit 4: Debt maturity table as of December 31, 2022 (unaudited)

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	December 31, 2022
	(€ in millions)
2020 Amended Senior Credit Facility
Term Loan AR	2,142.8	2,142.8	—	April 30, 2028	Floating | 6-month LIBOR (0% floor) + 2.00%	Monthly
Term Loan AQ	1,110.0	1,110.0	—	April 30, 2029	Floating | 6-month EURIBOR (0% floor) + 2.25%	Semi-annual (Jan. and July)
Revolving Credit Facility I	510.0	—	510.0	May 31, 2026	Floating | 6-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)

Senior Secured Fixed Rate Notes
€600 million Senior Secured Notes due 2028 (Facility AK)	540.0	540.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	933.7	933.7	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)

Other
Revolving Credit Facility	20.0	—	20.0	September 30, 2026	Floating | 1-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)
Overdraft Facility	25.0	—	25.0	December 31, 2023	Floating | 1-month EURIBOR (0% floor) + 1.60%	Quarterly (commitment fees only)

Total notional amount	5,281.5	4,726.5	555.0
Note: In the table above, Telenet's USD-denominated debt has been converted into EUR using the December 31, 2022 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure.

CASH BALANCE AND AVAILABILITY OF FUNDS
At December 31, 2022, we held €1,064.4 million of cash and cash equivalents compared to €945.6 million at September 30, 2022 and €139.5 million at December 31, 2021. The robust year-on-year increase in our cash balance reflects the sale of our mobile tower business to DigitalBridge in early June 2022, whereas the quarter-on-quarter increase was caused by solid Adjusted Free Cash Flow growth in the quarter.

We intend to actively use our cash balance over the next couple of years to fund NetCo's up to €2.0 billion fiber-to-the-home deployment as communicated earlier, resulting in a fully funded investment plan without any interdependencies on financial markets. In order to minimize the concentration of counterparty risk and to enhance the yield on our cash balance, we have invested the vast majority throughout a range of money market funds with highly rated European and US financial institutions.

In addition to our available cash balance, we also had full access to €555.0 million of available commitments under our 2020 Amended Senior Credit Facility and our other revolving credit facilities, subject to compliance with the covenants mentioned below. As such, our total liquidity at year-end 2022 reached an impressive €1,619.4 million, catering to a fully funded NetCo FTTH investment plan.

NET LEVERAGE RATIO(15,16)
Following the tower disposal and the subsequent move to Adjusted EBITDAaL, and effective Q2 2022, we have changed the way we are calculating net total leverage. Net total leverage is now calculated using net debt excluding leases and is divided by the last two quarters' annualized Adjusted EBITDAaL. On this metric, our net total leverage at December 31, 2022 reached 3.4x as our December 31, 2022 Adjusted EBITDAaL only included a seven-month lease expense for tower sites. The modest improvement quarter-on-quarter

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(September 30, 2022: 3.5x) was driven by the growth in our cash balance. Under the previous net total leverage definition, using net debt including leases divided by the last two quarters' annualized Adjusted EBITDA, our net total leverage was 3.9x at December 31, 2022 (September 30, 2022: 4.0x).

Our net covenant leverage, as calculated under the 2020 Amended Senior Credit Facility, differs from our net total leverage as it excludes (i) any vendor financing-related short-term liabilities, (ii) any liabilities related to the mobile spectrum licenses, yet includes (iii) the Credit Facility Excluded Amount (which is the greater of €400.0 million and 0.25x Consolidated Adjusted Annualized EBITDA) and (iv) divides Net Total Debt by the last two quarter's annualized EBITDA. Our net covenant leverage reached 2.2x at December 31, 2022, which marked a modest improvement compared to 2.3x at September 30, 2022 as a result of the strong cash flow generation in the fourth quarter. Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage. The aforementioned maintenance covenant only applies, however, in case we would draw 40% or more under our revolving credit facilities. At December 31, 2022, our revolving credit facilities were fully undrawn as mentioned above.

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3    Outlook and other information

3.1    Outlook

At the end of September 2022, we held our Capital Markets Day, elaborating on the future strategic value drivers for both our fixed infrastructure business (“NetCo1”) as well as our Residential, Entertainment & Media and B2B domains (“Telenet”). We will continue to deliver sustainable profitable growth and create long-term value for all of our stakeholders. With our updated strategy, we intend to transform Telenet from the leading broadband, media and entertainment company in our footprint into a leading customer-centric provider of connectivity, entertainment and digital services, and drive sustainable growth. We plan substantial investments in our fixed and mobile network infrastructure over the next few years as well as in our digital and data platforms. This should further drive value for customers and lead to increased benefits over time.

In 2022, we have laid the foundations to achieve this ambitious plan. Aligned with our 'Partners In Life. For Life.' vision, we successfully closed the sale of our mobile telecommunications tower business to DigitalBridge in June last year for a total consideration of €745.0 million, equivalent to a multiple of 25.1x EV/EBITDAaL 2021. In July 2022, we announced a strategic cooperation with Fluvius1, combining both of our HFC networks in Flanders and parts of Brussels into a new fully funded infrastructure company NetCo and with a clear roadmap to bring 10 Gbps speeds to our customers through a mixture of both DOCSIS and FTTH technologies. In October 2022, we increased our share ownership in the media group Caviar from 49% to 70%. This will allow us to leverage our broadcasting assets by anchoring local unique content and expanding proprietary productions internationally. And most recently, we increased our shareholding in the Luxembourg-based cable operator Eltrona from 50% (minus one share) to a full 100% and we will consolidate Eltrona's results from January 1, 2023. As a result of these completed transactions, we are also presenting our FY 2022 headline financials on a rebased basis. Please see 6.2 for more information. The guidance detailed below is presented on a rebased basis in order for investors to be able to assess our results on a like-for-like basis. It excludes the ramifications of the NetCo transaction, which is pending regulatory approval by the European Commission expected by summer this year. As of this year, we will also transition to Adjusted EBITDAaL guidance as opposed to Adjusted EBITDA following more significant lease payments since the sale of our mobile tower business in June 2022.

Heading into 2023, we will tightly monitor our cost base in light of the 11% mandatory wage indexation in Belgium effective January 2023, which will result in a significant increase in our staff-related expenses. In addition, we expect to incur higher energy costs compared to 2022 during which our energy costs increased sharply by approximately 70% as a result of the war in Ukraine. We took advantage of the market turmoil in Q4 to increase the proportion of energy spend covered under fixed price contracts from approximately 45% at the end of September last year to approximately 90% currently. We intend to absorb these inflationary pressures through continued digital savings, tight cost control and targeted rate increases to offset the aforementioned impacts. With that, we expect healthy top line growth between 1 and 2% for 2023 on a rebased basis, while we target broadly stable rebased Adjusted EBITDAaL over that same period which would be similar for Adjusted EBITDA.

In 2022, our CAPEX intensity increased to approximately 25% of revenue driven by the start of our 5G investments, continued investments in our data and digital platforms as well as targeted fiber investments in certain areas. For 2023, and excluding the effects of the NetCo transaction, we expect our CAPEX to revenue ratio to be around 26% as we continue to see (i) higher spending on amongst others our 5G roll-out, (ii) targeted standalone fiber deployments and trench sharing opportunities as in 2022 and (iii) preparatory investments in IT and product development to prepare for the launch in Wallonia in early 2024.

This translates into a lower Adjusted Free Cash Flow as compared to 2022 when we achieved an Adjusted Free Cash Flow of €409.0 million. For the full year 2023, we target an Adjusted Free Cash Flow of around €250.0 million. With that, our dividend floor of €1.0 per share (gross), or €108.6 million in aggregate, remains well covered.

1 Pending regulatory approval by the European Commission, expected by summer 2023

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Exhibit 5: Outlook FY 2023

Outlook FY 2023	As presented on February 16, 2023
Revenue growth(a) (rebased)	Between 1-2% (FY 2022 rebased: €2,812.7 million)
Adjusted EBITDAaL(b) (rebased)	Broadly stable (FY 2022 rebased: €1,242.0 million)
Accrued capital expenditures(c) as a percentage of revenue	Around 26%
Adjusted Free Cash Flow(b, d)	Around €250.0 million
(a) On a reported basis, our expected revenue growth for the full year 2023 would be between 7% and 8%.
(b) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDAaL and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(c) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.
(d) Excluding payments on mobile spectrum licenses acquired as part of the 2022 multiband spectrum auction, and assuming the tax payment on our 2022 tax return will not occur until early 2024.

3.2    Shareholder remuneration

As detailed during our September 2022 Capital Markets Day, our long-term consolidated ambition is to drive growth in both ARPU and our customer base, translating into healthy top line growth. Through increased digitization, we expect our operating costs to further decrease over time, boosting our Adjusted EBITDA. After the NetCo network build and upgrade, we expect a significantly lower CAPEX intensity across both our NetCo and Telenet businesses, translating into robust Adjusted Free Cash Flow growth and growth in our shareholder remuneration profile from our current policy as described below.

In July 2022, as part of the NetCo transaction announcement with Fluvius, which is pending regulatory approval, the board of directors decided to reset the Company’s shareholder remuneration policy in order to maintain a consolidated net total leverage of around 4.0x throughout the CAPEX-intense fiber build period. Over the 2023-2029 period, the board of directors decided upon an annual dividend floor of €1.0 per share (gross) to be paid annually in early May following shareholder approval at the statutory AGM in April. As such, the board of directors ensures a balanced approach with continued regular dividends whilst investing for future growth. After this build period, including 5G roll-out, the CAPEX intensity is expected to materially decrease and return to normalized historical levels, leading to substantial Adjusted Free Cash Flow growth and providing scope for significantly higher shareholder disbursements. At that point in time, the shareholder remuneration plan will be re-evaluated by the board of directors.

The board of directors has now decided to propose to the Annual General Shareholders' Meeting in April 2023 to approve the payment of a gross dividend of €1.0 per share (€108.6 million in total). The proposed dividend will be paid using existing cash and cash equivalents and is in line with the Company’s reset dividend floor of €1.0 per share (gross). If approved by shareholders, the dividend will be paid in early May.

3.3    Subsequent events

Telenet acquires Eltrona's activities in Luxembourg
At the end of December 2022, Telenet BV, an indirect wholly-owned subsidiary of Telenet Group Holding S.A. and the founding shareholders of Eltrona Interdiffusion S.A. ("Eltrona") reached an agreement whereby Telenet will acquire all remaining shares of Eltrona, active in the Grand Duchy of Luxembourg. Through this transaction, we will take full ownership of a telecom company outside of Belgium for the first time.

The transaction closed on January 1, 2023 and since that date, Eltrona's activities are consolidated in our operational and financial figures. For the financial year 2021, Eltrona generated revenue of € 30.6 million and realized an Adjusted EBITDA of € 5.8 million and a negative Adjusted EBITDA minus property & equipment

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2022 - 24
additions of € 2.2 million due to high investments in a new IPTV and video platform. At the end of September 2022, Eltrona had around 50,000 unique customer relationships, serving approximately 46,000 cable and/or IPTV subscribers, around 16,000 broadband internet RGUs, approximately 8,000 fixed-line telephony subscribers and around 2,000 mobile SIMs. The company currently employs 145 people.

Roses Are Blue acquires a 50% share in the Fabiola Group from Lecter Media
In early January 2023, the production company Roses Are Blue, which is part of the Caviar Group, closed the acquisition of Lecter Media’s 50% shareholding in the Fabiola Group. The other 50% shareholding remains in the hands of Woestijnvis and as such the Fabiola Group will be a 50/50 JV between Roses Are Blue and Woestijnvis. The Fabiola Group was established in 2017 by the production companies Lecter Media, De Mensen and Woestijnvis with the intention of joining forces in the Dutch and German television markets in order to develop their own programs and produce and offer shareholders’ formats on an exclusive basis in these markets.

Telenet and Orange Belgium sign two commercial wholesale agreements, providing access to each other’s HFC and FTTH networks for a 15-year period
At the end of January 2023, Telenet BV, a wholly owned indirect subsidiary of Telenet Group Holding NV and Orange Belgium NV have signed two commercial fixed wholesale agreements (the “Agreements”), subject to the completion of the VOO acquisition by Orange Belgium. The Agreements will provide access to each other’s fixed networks on a commercial basis for a 15-year period and will remain in force independently on the evolution of the current regulated open access model. Furthermore, the Agreements cover both current hybrid-fiber coaxial (“HFC”) and future fiber-to-the-home (“FTTH”) technologies in both network areas.

Through the Agreements, we will be able to access for the first time the VOO cable network in Wallonia and the remaining one-third of Brussels, covering around 1.8 million homes passed today and which is in the process of being acquired by Orange Belgium. The Agreements will also include access to future FTTH deployments. Combined with our existing nationwide mobile network and our fixed network in Flanders, parts of Brussels and the boot of Hainaut in Wallonia, we will be able to provide fixed-mobile converged services in the whole of Belgium. Our commercial and go-to-market strategy is already well developed with an ambitious plan to reach a regional off-footprint fixed market share of around 10% over the medium term. We expect to launch in early 2024 following certain investments in IT and product development in the course of 2023. We will provide more details closer to the launch date.

Since 2016, Orange Belgium has provided fixed internet and TV services on our HFC network through the regulated open access model. Today’s commercial arrangement will strengthen this existing relationship for another 15 years. Furthermore, Orange Belgium will become a wholesale customer on our future FTTH network at pre-agreed terms, increasing network penetration and improving the return on investment on our investments in fiber. Upon closing of the NetCo joint venture with Fluvius, which is pending EC regulatory approval expected by summer this year, this Agreement will transfer to NetCo, hence strengthening NetCo’s fundamentals and attractiveness to potential strategic and/or financial partners.

3.4    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Réviseurs d’Entreprises, represented by Götwin Jackers, has confirmed that the audit procedures, which have been substantially completed, have not revealed any material misstatement in the accounting information included in the annual announcement of Telenet Group Holding NV.

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4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended December 31,	2022	2021	Change %

Total Services - Combined Network

Homes passed (12)	3,436,700	3,405,800	1%

Video
Total video (6)	1,694,700	1,762,000	(4)%

Internet (*)
Residential broadband internet	1,468,800	1,491,800	(1)%
Business broadband internet	261,900	233,900	6%
Total broadband internet (7)	1,730,700	1,725,700	—%

Fixed-line telephony (*)
Residential fixed-line telephony	891,800	965,700	(7)%
Business fixed-line telephony	120,600	134,500	(13)%
Total fixed-line telephony (8)	1,012,400	1,100,200	(8)%

Total RGUs (13)	4,437,800	4,587,900	(3)%

Customer churn (14)

Video	9.8%	9.2%
Broadband internet	8.2%	7.6%
Fixed-line telephony	10.3%	10.4%

Customer relationship information

FMC customers	823,500	749,700	10%
Total customer relationships (10)	2,008,800	2,032,300	(1)%
Services per customer relationship (10)	2.21	2.26	(2)%
ARPU per customer relationship (in € / month) (10) (11)	60.3	59.2	2%

As of and for the three months ended December 31,	2022	2021	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,669,300	2,629,800	2%
Prepaid subscribers	271,000	320,400	(15)%
Total mobile subscribers (9)	2,940,300	2,950,200	—%
(*) The year-on-year percentage change is on an organic basis and excludes a non-organic reclass of 14,800 residential broadband internet subscribers to business internet subscribers and 4,000 residential fixed-line telephony subscribers to business fixed-line telephony subscribers in Q4 2022. These non-organic reclasses have been reflected in the 2022 subscriber figures.

Discontinuation of basic video RGU reporting: Following the successful completion of our analog TV switch-off program across our entire footprint at the end of November 2021, we will no longer distinguish between basic and enhanced video subscribers and will only report the total number of video customers as of January 1, 2022.

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5    Telenet Group Holding NV – Selected EU IFRS condensed
consolidated financial statements

5.1    EU IFRS condensed consolidated statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the year ended
	December 31,			December 31,
	2022	2021	Change %	2022	2021	Change %
Profit for the period

Revenue	712.9	666.9	7%	2,665.0	2,595.8	3%

Expenses

Cost of services provided	(372.5)	(335.6)	11%	(1,349.6)	(1,282.7)	5%

Gross profit	340.4	331.3	3%	1,315.4	1,313.1	—%

Selling, general & administrative expenses	(232.5)	(197.7)	18%	(739.9)	(713.9)	4%

Operating profit	107.9	133.6	(19)%	575.5	599.2	(4)%

Finance income	293.3	78.4	274%	690.7	308.4	124%
Interest income, net foreign exchange gain and other finance income	293.3	0.1	N.M.	3.6	1.6	125%
Net gain on derivative financial instruments	—	78.3	(100)%	687.1	306.7	124%
Net gain on extinguishment of debt	—	—	— %	—	0.1	(100)%
Finance expenses	(322.3)	(91.6)	252%	(444.2)	(387.8)	15%
Interest expense, net foreign exchange loss and other finance expense	(85.6)	(91.6)	(7)%	(444.2)	(387.8)	15%
Net loss on derivative financial instruments	(236.7)	—	—%	—	—	—%
Net finance income (expense)	(29.0)	(13.2)	120%	246.5	(79.4)	N.M.
Share of the result of equity accounted investees	(2.0)	0.5	N.M.	(3.4)	(0.7)	386%
Impairment of investments in and/or loans to equity accounted investees	(63.4)	(12.2)	420%	(63.4)	(12.2)	420%
Remeasurement to fair value of pre-existing interest in an acquiree	15.7	—	— %	15.7	—	—%
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	0.1	—	— %	371.7	—	— %

Profit before income tax	29.3	108.7	(73)%	1,142.6	506.9	125%

Income tax expense	(28.4)	(16.8)	69%	(145.6)	(113.3)	29%

Profit for the period	0.9	91.9	(99)%	997.0	393.6	153%

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	(1.1)	—	— %	7.9	2.7	193%
Equity-accounted investees - share of other comprehensive loss	—	—	— %	0.5	—	— %
Items that are or may be reclassified subsequently to profit or loss
Foreign operations - foreign currency translation differences	(0.8)	—	— %	(0.8)	—	— %
Other comprehensive income (loss) for the period, net of income tax	(1.9)	—	—%	7.6	2.7	181%

Total comprehensive income (loss) for the period	(1.0)	91.9	N.M.	1,004.6	396.3	153%

Profit attributable to:	0.9	91.9	(99)%	997.0	393.6	153%
Owners of the Company	1.3	92.1	(99)%	997.6	394.0	153%
Non-controlling interests	(0.4)	(0.2)	100%	(0.6)	(0.4)	50%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2022 - 27

(€ in millions, except shares and per share amounts)	For the three months ended			For the year ended
	December 31,			December 31,
	2022	2021	Change %	2022	2021	Change %

Total comprehensive income (loss) for the period, attributable to:	(1.0)	91.9	N.M.	1,004.6	396.3	153%
Owners of the Company	(0.3)	92.1	N.M.	1,005.5	396.7	153%
Non-controlling interests	(0.7)	(0.2)	250%	(0.9)	(0.4)	125%

Weighted average shares outstanding	108,609,474	109,340,660		108,580,052	109,320,560
Basic earnings per share	0.01	0.84	(99)%	9.19	3.60	155%
Diluted earnings per share	0.01	0.84	(99)%	9.19	3.60	155%

Revenue by Nature

Subscription revenue:
Video	134.2	135.3	(1)%	535.4	548.5	(2)%
Broadband internet	180.0	172.1	5%	702.8	680.2	3%
Fixed-line telephony	49.0	53.5	(8)%	201.6	215.6	(6)%
Cable subscription revenue	363.2	360.9	1%	1,439.8	1,444.3	—%
Mobile telephony	131.9	126.5	4%	519.6	492.4	6%
Total subscription revenue	495.1	487.4	2%	1,959.4	1,936.7	1%
Business services	46.6	45.3	3%	179.7	181.1	(1)%
Other	171.2	134.2	28%	525.9	478.0	10%
Total Revenue	712.9	666.9	7%	2,665.0	2,595.8	3%

Expenses by Nature

Network operating expenses	(44.5)	(47.5)	(6)%	(205.5)	(205.2)	—%
Direct costs (programming, copyrights, interconnect and other)	(165.3)	(141.0)	17%	(545.4)	(522.0)	4%
Staff-related expenses	(76.6)	(73.2)	5%	(293.4)	(277.4)	6%
Sales and marketing expenses	(28.8)	(28.3)	2%	(88.7)	(88.1)	1%
Outsourced labor and professional services	(12.2)	(8.2)	49%	(41.4)	(31.8)	30%
Other indirect expenses	(29.6)	(28.3)	5%	(116.8)	(103.8)	13%
Restructuring charges	(1.7)	(0.1)	N.M.	(2.4)	(1.2)	100%
Measurement period adjustments related to business acquisitions	(0.1)	2.3	N.M.	(0.8)	4.3	N.M.
Operating charges related to acquisitions or divestitures	(3.3)	(5.2)	(37)%	(15.4)	(18.0)	(14)%
Share-based payments granted to directors and employees	(3.6)	(11.0)	(67)%	(9.2)	(28.3)	(67)%
Depreciation	(107.3)	(107.0)	—%	(417.5)	(434.3)	(4)%
Amortization	(78.8)	(63.0)	25%	(247.3)	(217.9)	13%
Amortization of broadcasting rights	(23.3)	(25.1)	(7)%	(79.4)	(76.6)	4%
Gain on disposal of assets	4.3	2.3	87%	8.7	4.8	81%
Impairment of long-lived assets - Intangible assets and goodwill	(33.7)	—	—%	(33.7)	—	—%
Impairment of long-lived assets - Property and equipment	(0.5)	—	—%	(1.3)	(1.1)	18%

Total Expenses	(605.0)	(533.3)	13%	(2,089.5)	(1,996.6)	5%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2022 - 28
5.2    EU IFRS condensed consolidated statement of cash flows (unaudited)

(€ in millions)	For the three months ended				For the year ended
	December 31,				December 31,
	2022	2021	Change %		2022	2021	Change %

Cash flows from operating activities
Profit for the period	0.9	91.9	(99)%		997.0	393.6	153%
Depreciation, amortization, impairment and restructuring charges	241.0	193.0	25%		772.9	726.4	6%
Working capital changes and other non-cash items	(17.3)	(31.5)	(45)%		29.7	(16.1)	N.M.
Income tax expense (benefit)	28.4	16.8	69%		145.6	113.3	29%
Net interest expense (income), foreign exchange loss (gain) and other finance expenses (income)	(207.7)	91.5	N.M.		440.6	386.2	14%
Net loss (gain) on derivative financial instruments	236.7	(78.3)	N.M.		(687.1)	(306.7)	124%
Loss (gain) on extinguishment of debt	—	—	— %		—	(0.1)	(100)%
Remeasurement to fair value of pre-existing interest in an acquiree	(15.7)	—	— %		(15.7)	—	—%
Impairment of investments in and/or loans to equity accounted investees	63.4	12.2	420%		63.4	12.2	420%
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	(0.1)	—	— %		(371.7)	—	— %
Cash interest expenses and cash derivatives	(21.3)	(9.2)	132%		(195.3)	(183.7)	6%
Income taxes paid	(0.4)	(0.1)	300%		(86.8)	(95.5)	(9)%

Net cash from operating activities	307.9	286.3	8%		1,092.6	1,029.6	6%

Cash flows from investing activities
Purchases of property and equipment	(83.3)	(70.7)	18%		(295.9)	(277.1)	7%
Purchases of intangibles	(70.2)	(58.8)	19%		(225.2)	(202.0)	11%
Acquisitions and disposals of and loans to equity accounted investees	(1.8)	4.8	N.M.		(11.7)	(19.3)	(39)%
Acquisition of subsidiaries, net of cash acquired	2.7	—	—%		2.7	(0.4)	N.M.
Proceeds from sale of property and equipment	3.3	0.2	N.M.		737.1	1.2	N.M.
Other investing activities	—	—	— %		(27.0)	—	— %
				180.0
Net cash from (used in) investing activities	(149.3)	(124.5)	20%		180.0	(497.6)	N.M.

Cash flows from financing activities
Repayments of loans and borrowings	(95.1)	(87.0)	9%		(436.6)	(419.3)	4%
Proceeds from loans and borrowings	74.1	56.8	30%		349.9	350.9	—%
Repurchase of own shares	—	(12.8)	(100)%		(22.7)	(12.8)	77%
Payments related to capital reductions and dividends	—	(150.2)	(100)%		(149.0)	(306.2)	(51)%
Other financing activities (incl. leases)	(18.8)	(23.4)	(20)%		(89.3)	(87.1)	3%

Net cash used in financing activities	(39.8)	(216.6)	(82)%		(347.7)	(474.5)	(27)%

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	945.6	194.3	387%		139.5	82.0	70%
Cash at end of period	1,064.4	139.5	663%		1,064.4	139.5	663%

Net cash generated (used)	118.8	(54.8)	N.M.		924.9	57.5	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2022 - 29

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2022	2021	Change %	2022	2021	Change %

Adjusted Free Cash Flow (5)
Net cash from operating activities	307.9	286.3	8%	1,092.6	1,029.6	6%
Cash payments for direct acquisition and divestiture costs	3.8	9.5	(60)%	20.7	12.2	70%
Operating-related vendor financing additions	69.5	56.8	22%	345.3	350.8	(2)%
Purchases of property and equipment	(83.3)	(70.7)	18%	(295.9)	(277.1)	7%
Purchases of intangibles	(70.2)	(58.8)	19%	(225.2)	(202.0)	11%
Principal payments on operating-related vendor financing	(64.9)	(72.8)	(11)%	(355.1)	(344.0)	3%
Principal payments on capital-related vendor financing	(22.4)	(14.1)	59%	(62.8)	(65.1)	(4)%
Principal payments on leases (excluding network-related leases assumed in acquisitions)	(6.3)	(10.8)	(42)%	(42.0)	(40.8)	3%
Principal payments on post acquisition additions to network leases	(8.7)	(8.3)	5%	(34.4)	(32.4)	6%

Adjusted Free Cash Flow (as previously defined)	125.4	117.1	7%	443.2	431.2	3%

Cash payments for direct acquisition and divestiture costs	(3.8)	(9.5)	(60)%	(20.7)	(12.2)	70%
Principal payments on pre-acquisition additions to network leases	(3.7)	(4.3)	(14)%	(13.5)	(14.1)	(4)%
Adjusted Free Cash Flow (as guided and currently defined)	117.9	103.3	14%	409.0	404.9	1%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2022 - 30
5.3    EU IFRS condensed consolidated statement of financial position (unaudited)

(€ in millions)	December 31,	December 31,	Change
	2022	2021

ASSETS
Non-current Assets:
Property and equipment	2,197.1	2,114.8	82.3
Goodwill	1,829.6	1,823.8	5.8
Other intangible assets	1,231.7	783.0	448.7
Deferred tax assets	190.0	169.0	21.0
Investments in and loans to equity accounted investees	46.3	117.6	(71.3)
Other investments	7.7	7.7	—
Derivative financial instruments	485.4	30.8	454.6
Other assets	22.4	23.7	(1.3)
Total non-current assets	6,010.2	5,070.4	939.8

Current Assets:
Inventories	28.2	26.5	1.7
Trade receivables	190.3	174.3	16.0
Other current assets	170.3	135.7	34.6
Cash and cash equivalents	1,064.4	139.5	924.9
Derivative financial instruments	123.4	57.1	66.3
Total current assets	1,576.6	533.1	1,043.5

TOTAL ASSETS	7,586.8	5,603.5	1,983.3

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2022 - 31

(€ in millions)	December 31,	December 31,	Change
	2022	2021

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium	80.7	80.7	—
Other reserves	691.6	697.7	(6.1)
Retained loss	(1,308.4)	(2,148.1)	839.7
Remeasurements	(1.7)	(9.6)	7.9
Total equity attributable to owners of the Company	(525.0)	(1,366.5)	841.5
Non-controlling interests	20.4	3.4	17.0
Total equity	(504.6)	(1,363.1)	858.5

Non-current Liabilities:
Loans and borrowings	6,119.5	5,080.3	1,039.2
Derivative financial instruments	21.4	174.0	(152.6)
Deferred revenue	2.3	3.6	(1.3)
Deferred tax liabilities	201.1	111.7	89.4
Other non-current liabilities	61.1	83.3	(22.2)
Provisions	17.7	14.8	2.9
Total non-current liabilities	6,423.1	5,467.7	955.4

Current Liabilities:
Loans and borrowings	535.4	498.8	36.6
Trade payables	207.9	166.5	41.4
Accrued expenses and other current liabilities	464.6	400.6	64.0
Provisions	101.1	88.4	12.7
Deferred revenue	120.6	115.2	5.4
Derivative financial instruments	70.6	58.9	11.7
Current tax liability	168.1	170.5	(2.4)
Total current liabilities	1,668.3	1,498.9	169.4

Total liabilities	8,091.4	6,966.6	1,124.8

TOTAL EQUITY AND LIABILITIES	7,586.8	5,603.5	1,983.3

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2022 - 32

6    Appendix

6.1    Reconciliation between profit for the period and Consolidated Annualized EBITDAaL (unaudited)

Net total leverage, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G, is defined as the sum of loans and borrowings under current and non-current liabilities (excluding lease-related liabilities) minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDA after leases (Adjusted EBITDAaL"). In its statement of financial position, Telenet's USD-denominated debt has been converted into EUR using the December 31, 2022 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure.

The following table provides a reconciliation of the Last Two Quarter's Annualized (L2QA) Profit for the period to L2QA Adjusted EBITDAaL.

(€ in millions)	For the three months ended		For the six months ended	Last two quarters' annualized
	September 30, 2022	December 31, 2022	December 31, 2022	December 31, 2022

Profit for the period	202.7	0.9	203.6	407.2

Income tax expense	64.8	28.4	93.2	186.4
Share of the result of equity accounted investees	0.7	2.0	2.7	5.4
Impairment of investments in and/or loans to equity accounted investees	—	63.4	63.4	126.8
Remeasurement to fair value of pre-existing interest in an acquiree	—	(15.7)	(15.7)	(31.4)
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	(0.5)	(0.1)	(0.6)	(1.2)
Net finance expense (income)	(93.3)	29.0	(64.3)	(128.6)
Depreciation, amortization, impairment and gain on disposal of assets	167.2	239.3	406.5	813.0

EBITDA (2)	341.6	347.2	688.8	1,377.6

Share based compensation	1.8	3.6	5.4	10.8
Operating charges related to acquisitions or divestitures	2.4	3.3	5.7	11.4
Restructuring charges	0.9	1.7	2.6	5.2
Measurement period adjustments related to business acquisitions	0.6	0.1	0.7	1.4

Adjusted EBITDA (2)	347.3	355.9	703.2	1,406.4

Depreciation on assets under leases	(20.9)	(21.5)	(42.4)	(84.8)
Interest expense on leases	(13.7)	(13.4)	(27.1)	(54.2)

Adjusted EBITDAaL (2)	312.7	321.0	633.7	1,267.4

Adjusted EBITDA margin	52.6%	49.9%	51.2%	51.2%
Adjusted EBITDAaL margin	47.3%	45.0%	46.1%	46.1%
Net profit margin	30.7%	0.1%	14.8%	14.8%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2022 - 33
6.2    Reconciliation between reported and rebased financial information (unaudited)

For the year ended December 31, 2021

(€ in millions)	Reported
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	FY 2021

Revenue by nature
Video	142.7	136.1	134.4	135.3	548.5
Broadband internet	168.4	169.4	170.3	172.1	680.2
Fixed-line telephony	55.3	54.0	52.8	53.5	215.6
Cable subscription revenue	366.4	359.5	357.5	360.9	1,444.3
Mobile telephony	117.7	120.3	127.9	126.5	492.4
Total subscription revenue	484.1	479.8	485.4	487.4	1,936.7
Business services	45.4	44.9	45.5	45.3	181.1
Other	116.4	117.7	109.7	134.2	478.0
Total Revenue	645.9	642.4	640.6	666.9	2,595.8

Operating expenses by Nature
Network operating expenses	(57.7)	(48.4)	(51.6)	(47.5)	(205.2)
Direct costs (programming, copyrights, interconnect and other)	(128.6)	(121.7)	(130.7)	(141.0)	(522.0)
Staff-related expenses	(71.2)	(66.9)	(66.1)	(73.2)	(277.4)
Sales and marketing expenses	(19.3)	(20.0)	(20.5)	(28.3)	(88.1)
Outsourced labor and professional services	(7.1)	(8.1)	(8.4)	(8.2)	(31.8)
Other indirect expenses	(27.8)	(22.8)	(24.9)	(28.3)	(103.8)
Total operating expenses	(311.7)	(287.9)	(302.2)	(326.5)	(1,228.3)

Adjusted EBITDA (2)	334.2	354.5	338.4	340.4	1,367.5
Adjusted EBITDA margin	51.7%	55.2%	52.8%	51.0%	52.7%

Depreciation on assets under leases	(22.3)	(22.9)	(22.3)	(22.4)	(89.9)
Interest expense on leases	(6.7)	(7.0)	(6.7)	(6.8)	(27.2)

Adjusted EBITDAaL (2)	305.2	324.6	309.4	311.2	1,250.4
Adjusted EBITDAaL margin	47.3%	50.5%	48.3%	46.7%	48.2%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2022 - 34

(€ in millions)	Reflecting (i) the sale of mobile tower business on June 1, 2022 and (ii) the acquisition of Caviar Group on October 1, 2022
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	FY 2021

Revenue by nature
Video	—	—	—	—	—
Broadband internet	—	—	—	—	—
Fixed-line telephony	—	—	—	—	—
Cable subscription revenue	—	—	—	—	—
Mobile telephony	—	—	—	—	—
Total subscription revenue	—	—	—	—	—
Business services	—	—	(0.3)	(0.1)	(0.4)
Other	—	(0.3)	—	34.7	34.4
Total Revenue	—	(0.3)	(0.3)	34.6	34.0

Operating expenses by Nature
Network operating expenses	—	1.3	3.5	3.5	8.3
Direct costs (programming, copyrights, interconnect and other)	(1.1)	(1.3)	(1.0)	(29.0)	(32.4)
Staff-related expenses	1.2	1.2	1.0	(2.2)	1.2
Sales and marketing expenses	—	—	—	(0.5)	(0.5)
Outsourced labor and professional services	—	—	—	(0.2)	(0.2)
Other indirect expenses	(0.1)	(1.7)	(5.4)	(6.0)	(13.2)
Total operating expenses	—	(0.5)	(1.9)	(34.4)	(36.8)

Adjusted EBITDA (2)	—	(0.8)	(2.2)	0.2	(2.8)
Adjusted EBITDA margin

Depreciation on assets under leases	—	0.3	0.9	0.6	1.8
Interest expense on leases	—	(2.1)	(6.5)	(6.6)	(15.2)

Adjusted EBITDAaL (2)	—	(2.6)	(7.8)	(5.8)	(16.2)
Adjusted EBITDAaL margin

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2022 - 35

(€ in millions)	Rebased
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	FY 2021

Revenue by nature
Video	142.7	136.1	134.4	135.3	548.5
Broadband internet	168.4	169.4	170.3	172.1	680.2
Fixed-line telephony	55.3	54.0	52.8	53.5	215.6
Cable subscription revenue	366.4	359.5	357.5	360.9	1,444.3
Mobile telephony	117.7	120.3	127.9	126.5	492.4
Total subscription revenue	484.1	479.8	485.4	487.4	1,936.7
Business services	45.4	44.9	45.2	45.2	180.7
Other	116.4	117.4	109.7	168.9	512.4
Total Revenue	645.9	642.1	640.3	701.5	2,629.8

Operating expenses by Nature
Network operating expenses	(57.7)	(47.1)	(48.1)	(44.0)	(196.9)
Direct costs (programming, copyrights, interconnect and other)	(129.7)	(123.0)	(131.7)	(170.0)	(554.4)
Staff-related expenses	(70.0)	(65.7)	(65.1)	(75.4)	(276.2)
Sales and marketing expenses	(19.3)	(20.0)	(20.5)	(28.8)	(88.6)
Outsourced labor and professional services	(7.1)	(8.1)	(8.4)	(8.4)	(32.0)
Other indirect expenses	(27.9)	(24.5)	(30.3)	(34.3)	(117.0)
Total operating expenses	(311.7)	(288.4)	(304.1)	(360.9)	(1,265.1)

Adjusted EBITDA (2)	334.2	353.7	336.2	340.6	1,364.7
Adjusted EBITDA margin	51.7%	55.1%	52.5%	48.6%	51.9%

Depreciation on assets under leases	(22.3)	(22.6)	(21.4)	(21.8)	(88.1)
Interest expense on leases	(6.7)	(9.1)	(13.2)	(13.4)	(42.4)

Adjusted EBITDAaL (2)	305.2	322.0	301.6	305.4	1,234.2
Adjusted EBITDAaL margin	47.3%	50.1%	47.1%	43.5%	46.9%

Rebased information for the year ended December 31, 2021: On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc. (“DigitalBridge”). In addition, on October 1, 2022, we closed the acquisition of an additional 21% stake in the media group Caviar; this acquisition brings our total shareholding to 70% and we have consolidated Caviar's financial results since October 1, 2022. For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to exclude/include the revenue and Adjusted EBITDA of TowerCo and Caviar, respectively, to the extent revenue and Adjusted EBITDA related to these transactions are no longer included/included in our current results. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2022 - 36

For the year ended December 31, 2022

(€ in millions)	Reported
	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY 2022

Revenue by nature
Video	133.6	132.4	135.2	134.2	535.4
Broadband internet	171.8	171.7	179.3	180.0	702.8
Fixed-line telephony	51.9	50.4	50.3	49.0	201.6
Cable subscription revenue	357.3	354.5	364.8	363.2	1,439.8
Mobile telephony	125.7	127.4	134.6	131.9	519.6
Total subscription revenue	483.0	481.9	499.4	495.1	1,959.4
Business services	44.3	44.0	44.8	46.6	179.7
Other	117.5	120.9	116.3	171.2	525.9
Total Revenue	644.8	646.8	660.5	712.9	2,665.0

Operating expenses by Nature
Network operating expenses	(58.8)	(49.4)	(52.8)	(44.5)	(205.5)
Direct costs (programming, copyrights, interconnect and other)	(127.8)	(124.4)	(127.9)	(165.3)	(545.4)
Staff-related expenses	(72.9)	(72.2)	(71.7)	(76.6)	(293.4)
Sales and marketing expenses	(19.9)	(19.5)	(20.5)	(28.8)	(88.7)
Outsourced labor and professional services	(9.2)	(11.2)	(8.8)	(12.2)	(41.4)
Other indirect expenses	(27.7)	(28.0)	(31.5)	(29.6)	(116.8)
Total operating expenses	(316.3)	(304.7)	(313.2)	(357.0)	(1,291.2)

Adjusted EBITDA (2)	328.5	342.1	347.3	355.9	1,373.8
Adjusted EBITDA margin	50.9%	52.9%	52.6%	49.9%	51.5%

Depreciation on assets under leases	(23.1)	(19.6)	(20.9)	(21.5)	(85.1)
Interest expense on leases	(7.1)	(8.4)	(13.7)	(13.4)	(42.6)

Adjusted EBITDAaL (2)	298.3	314.1	312.7	321.0	1,246.1
Adjusted EBITDAaL margin	46.3%	48.6%	47.3%	45.0%	46.8%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2022 - 37

(€ in millions)	Reflecting (i) the sale of mobile tower business as of June 1, 2022, (ii) the acquisition of Caviar Group as of October 1, 2022 and (iii) the acquisition of Eltrona as of January 1, 2023
	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY 2022

Revenue by nature
Video	3.9	3.9	3.9	4.0	15.7
Broadband internet	1.5	1.5	1.5	1.6	6.1
Fixed-line telephony	—	—	0.1	—	0.1
Cable subscription revenue	5.4	5.4	5.5	5.6	21.9
Mobile telephony	0.1	0.2	0.2	—	0.5
Total subscription revenue	5.5	5.6	5.7	5.6	22.4
Business services	0.1	—	0.2	0.1	0.4
Other	32.9	45.2	45.7	1.1	124.9
Total Revenue	38.5	50.8	51.6	6.8	147.7

Operating expenses by Nature
Network operating expenses	4.3	2.4	(0.4)	(0.5)	5.8
Direct costs (programming, copyrights, interconnect and other)	(28.5)	(38.9)	(39.1)	(1.4)	(107.9)
Staff-related expenses	(4.9)	(4.7)	(4.5)	(2.1)	(16.2)
Sales and marketing expenses	(0.5)	(0.5)	(0.6)	(0.3)	(1.9)
Outsourced labor and professional services	(0.1)	(0.1)	(0.3)	(0.1)	(0.6)
Other indirect expenses	(7.9)	(5.9)	(1.3)	(0.6)	(15.7)
Total operating expenses	(37.6)	(47.7)	(46.2)	(5.0)	(136.5)

Adjusted EBITDA (2)	0.9	3.1	5.4	1.8	11.2
Adjusted EBITDA margin

Depreciation on assets under leases	0.6	(3.7)	(0.5)	—	(3.6)
Interest expense on leases	(7.0)	(4.7)	—	—	(11.7)

Adjusted EBITDAaL (2)	(5.5)	(5.3)	4.9	1.8	(4.1)
Adjusted EBITDAaL margin

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2022 - 38

(€ in millions)	Rebased
	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY 2022

Revenue by nature
Video	137.5	136.3	139.1	138.2	551.1
Broadband internet	173.3	173.2	180.8	181.6	708.9
Fixed-line telephony	51.9	50.4	50.4	49.0	201.7
Cable subscription revenue	362.7	359.9	370.3	368.8	1,461.7
Mobile telephony	125.8	127.6	134.8	131.9	520.1
Total subscription revenue	488.5	487.5	505.1	500.7	1,981.8
Business services	44.4	44.0	45.0	46.7	180.1
Other	150.4	166.1	162.0	172.3	650.8
Total Revenue	683.3	697.6	712.1	719.7	2,812.7

Operating expenses by Nature
Network operating expenses	(54.5)	(47.0)	(53.2)	(45.0)	(199.7)
Direct costs (programming, copyrights, interconnect and other)	(156.3)	(163.3)	(167.0)	(166.7)	(653.3)
Staff-related expenses	(77.8)	(76.9)	(76.2)	(78.7)	(309.6)
Sales and marketing expenses	(20.4)	(20.0)	(21.1)	(29.1)	(90.6)
Outsourced labor and professional services	(9.3)	(11.3)	(9.1)	(12.3)	(42.0)
Other indirect expenses	(35.6)	(33.9)	(32.8)	(30.2)	(132.5)
Total operating expenses	(353.9)	(352.4)	(359.4)	(362.0)	(1,427.7)

Adjusted EBITDA (2)	329.4	345.2	352.7	357.7	1,385.0
Adjusted EBITDA margin	48.2%	49.5%	49.5%	49.7%	49.2%

Depreciation on assets under leases	(22.5)	(23.3)	(21.4)	(21.5)	(88.7)
Interest expense on leases	(14.1)	(13.1)	(13.7)	(13.4)	(54.3)

Adjusted EBITDAaL (2)	292.8	308.8	317.6	322.8	1,242.0
Adjusted EBITDAaL margin	42.9%	44.3%	44.6%	44.9%	44.2%

Rebased information for the year ended December 31, 2022: On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc. (“DigitalBridge”). In addition, on October 1, 2022, we closed the acquisition of an additional 21% stake in the media group Caviar; this acquisition brings our total shareholding to 70% and we have consolidated Caviar's financial results since October 1, 2022. Finally, we closed the acquisition of the remaining 50% (plus 1 share) in the Luxembourg-based cable operator Eltrona on January 1, 2023 and we will consolidate Eltrona's results from that date. In order to calculate rebased growth rates on a comparable basis for purposes of our guidance for the year ending December 31, 2023, we have adjusted our 2022 historical revenue and Adjusted EBITDA to exclude the revenue and Adjusted EBITDA of TowerCo and include the revenue and Adjusted EBITDA of both Caviar and Eltrona, respectively, to the extent revenue and Adjusted EBITDA related to these transactions will no longer be included/be included in our results. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

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6.3    Definitions

1.Rebased information: On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc. (“DigitalBridge”). In addition, on October 1, 2022, we closed the acquisition of an additional 21% stake in the media group Caviar; this acquisition brings our total shareholding to 70% and we have consolidated Caviar's financial results since October 1, 2022. For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to exclude/include the revenue and Adjusted EBITDA of TowerCo and Caviar, respectively, to the extent revenue and Adjusted EBITDA related to these transactions are no longer included/included in our current results. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.
2.EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation, measurement period and post-measurement period adjustments related to business acquisitions and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDAaL (Adjusted EBITDA after leases) is defined as Adjusted EBITDA further adjusted to include lease-related depreciation and interest expense. Adjusted EBITDA and Adjusted EBITDAaL are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and (i) represent an additional measure used by management to demonstrate the Company’s underlying performance both before and after including all lease-related expenses necessary to run the business and (ii) provide comparability between Telenet’s performance and the performance of other companies in the same or similar industries, although Telenet’s measure may not be directly comparable to similar measures used by other public companies. These non-GAAP measures should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 15.
3.Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.
4.Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow (“OFCF”)) is defined as Adjusted EBITDA minus accrued capital expenditures as reported in the Company’s consolidated financial statements. Accrued capital expenditures exclude the recognition of football broadcasting rights, mobile spectrum licenses and certain lease related capital additions. Adjusted EBITDA less property & equipment additions is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after the Company's capital spend, which the Company believes is important to take into account when evaluating overall performance of the business and (ii) a comparable view of the Company's performance relative to other telecommunications companies. The Company's Adjusted EBITDA less property and equipment additions measure may differ from how other companies define and apply their definition of similar measures.
5.Adjusted Free Cash Flow is defined as net cash provided by the Company's operating activities, plus operating-related vendor financed expenses (which represents an increase in the period to the Company's actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures as reported in the Company's consolidated statement of cash flows, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to the Company's actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available) each as reported in the Company's consolidated statements of cash flows. The Company believes its presentation of Adjusted Free Cash Flow, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G, provides useful information to its investors because this measure can be used to gauge the Company's ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to working capital activities and expenses that are capital in nature whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case the Company typically pays in less than 365 days). Adjusted Free Cash Flow should not be understood to represent the Company's ability to fund discretionary amounts, as the Company has various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for EU IFRS measures of liquidity included in the Company's consolidated statements of cash flows. Further, the Company's Adjusted Free Cash Flow may differ from how other companies define and apply their definition of Adjusted Free Cash Flow.
6.Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Telenet and Partner Networks (commonly referred to as the "Combined Network").

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2022 - 40
7.Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's internet services over the Combined Network.
8.Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's fixed-line voice services over the Combined Network. Fixed-line Telephony Subscribers exclude mobile telephony subscribers.
9.Mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.
10.Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.
11.Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.
12.Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.
13.RGU is separately a Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.
14.Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
15.Net total leverage is defined as the sum of loans and borrowings under current and non-current liabilities (excluding lease-related liabilities) minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDAaL. In its statement of financial position, Telenet's USD-denominated debt has been converted into EUR using the December 31, 2022 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure. Net total leverage is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G.
16.Net covenant leverage is calculated as per the 2020 Amended Senior Credit Facility definition, using Net Total Debt (using the €-equivalent hedged amounts for its USD-denominated debt as highlighted above), excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities, (v) any vendor financing-related liabilities, and including (vi) the Credit Facility Excluded Amount (which is the greater of (a) €400.0 million and (b) 0.25x Consolidated Annualized Adjusted EBITDA), divided by last two quarters’ Consolidated Annualized Adjusted EBITDA.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on February 16, 2023 at 3:00pm CET, For details and webcast links, please visit: https://investors.telenet.be.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2022 - 41
Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 738
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006
About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussels under ticker symbol TNET. For more information, visit www.telenet.be. Liberty Global - one of the world’s leading converged video, broadband and communications companies, innovating and empowering people in six countries across Europe to make the most of the digital revolution – owns a direct stake of 59.2% in Telenet Group Holding NV (including any treasury shares held by the latter from time to time).
Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website https://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2021 as well as unaudited consolidated financial statements and presentations related to the financial results for the year ended December 31, 2022 have been made available on the investor relations pages of the Company’s website (https://investors.telenet.be).
Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook and performance, including revenue, Adjusted Free Cash Flow, Adjusted EBITDA, rebased Adjusted EBTIDAaL and Adjusted EBITDA less property & equipment additions, as well as our financial guidance; future growth prospects; strategies; product, network and technology launches and capabilities and expansion; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; the anticipated endeavors, growth and financial performance of the NetCo creation between Telenet and Fluvius, including the timing, costs and benefits to be derived therefrom; any dividends to be paid to shareholders; the anticipated continued expansion of our 5G network, including the timing, costs and benefits to be derived therefrom; the costs and benefits to be realized as a result of the company’s sale of its mobile tower infrastructure to DigitalBridge; and the anticipated impact of acquisitions on our combined operations and financial performance, each of which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments, the potential adverse impact of the outbreak of the novel coronavirus (COVID-19) pandemic; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2022 have been prepared in accordance with EU IFRS unless otherwise stated and will be available on the Company’s website as of March 24, 2023.
Non-GAAP measures –Adjusted EBITDA, Adjusted EBITDAaL, Adjusted EBITDA less property & equipment additions, Adjusted Free Cash Flow and net total leverage are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (https://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on February 16, 2023 at 7:00am CET